Exhibit (a)(1)(A)
BRIGHAM EXPLORATION COMPANY
OFFER TO EXCHANGE
OUTSTANDING STOCK OPTIONS
FOR NEW STOCK OPTIONS
The Exchange Offer and withdrawal rights will expire at 11:59 p.m., Eastern Daylight
Savings Time, on August 10, 2009, unless extended by us.
          Brigham Exploration Company (“we,” “us,” “our” or “Brigham”) is offering the employees of its wholly owned subsidiary, Brigham, Inc. the opportunity to exchange (the “Exchange Offer”) their options to purchase shares of our common stock, par value $0.01 per share, granted prior to April 21, 2009, under the 1997 Incentive Plan of Brigham Exploration Company (as currently in effect, the “Brigham Plan”), (“Eligible Options”) for new options to purchase Brigham shares (“New Options”), as follows:
•	For every one Eligible Option that you exchange, you will receive one New Option which will have an exercise price per share equal to the mean of the high and low sales prices per share of Brigham on The Nasdaq Global Select Market on the last business day of the Exchange Offer (or August 10, 2009, unless the Exchange Offer is extended).

•	Each New Option will be granted under the Brigham Plan.

•	Each New Option will have a new term of ten years.

•	Each New Option will vest annually in equal amounts over five years.
          Vesting is generally conditioned on your continued employment by Brigham, Inc. through each vesting date. Your participation in this Exchange Offer is not a guarantee or promise of future employment.
          For purposes of the Exchange Offer, the term “option” or “Eligible Option” generally refers to an option to purchase one Brigham share.
          The businesses conducted, and assets owned, by Brigham, Inc. are currently attributed to Brigham, and we have granted stock options for Brigham shares under the Brigham Plan to Brigham, Inc. employees as a means of promoting the long-term success of the businesses conducted by those companies. We believe that sharing with employees of Brigham, Inc. an equity interest in Brigham through ownership of Brigham stock options aligns their interests with Brigham’s interests and the interests of public holders of Brigham shares, which are intended to track the performance of Brigham. We believe that ownership of Brigham stock options, and the potential for value appreciation, encourages employees of Brigham, Inc. to devote the best of their abilities and industry to the long-term strategic and business objectives of the company for which they work. However, today, due to the weakened economy and its impact on the trading price of Brigham shares, all of the Eligible Options granted to employees of Brigham, Inc. have exercise prices that are significantly higher than the trading price per share of Brigham. These stock options are commonly referred to as being “underwater.” Underwater options have lost their value as either an incentive or retention tool.
          The Exchange Offer is intended to address this situation by providing eligible employees of Brigham, Inc. with an opportunity to exchange their Eligible Options for New Options. By making this Exchange Offer, we intend to provide those employees with the opportunity to hold stock options that over time may have a greater potential to increase in value, thereby creating better incentives for each employee to remain at Brigham, Inc. and contribute to the achievement of its long-term strategic and business objectives.
          If you elect to participate in this Exchange Offer, you may exchange some or all of your Eligible Options. The Exchange Offer is open starting today, July 13, 2009, and will close at 11:59 p.m., Eastern Daylight Savings Time, on August 10, 2009, unless we extend the period it is open. We will grant the New Options on the same day the Exchange Offer is closed, which will be August 10, 2009, unless we extend the period the Exchange Offer is open. All Eligible Options exchanged in this Exchange Offer will be canceled on the same day that New Options are granted.

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          This Exchange Offer is not conditioned on a minimum number of Eligible Options being submitted for exchange. The Exchange Offer is, however, subject to other conditions described later in this offering document under “The Exchange Offer—Conditions of The Exchange Offer.” If you choose not to participate in this Exchange Offer, you will continue to hold your Eligible Options on the same terms and conditions and pursuant to the stock option agreements under which they were originally granted.
          Brigham shares are traded on The Nasdaq Global Select Market under the symbol “BEXP”. On July 10, 2009, the last reported sale price of Brigham on The Nasdaq Global Select Market was $2.67 per share. The current market price of the Brigham shares, however, is not necessarily indicative of future stock prices, and we cannot predict what the high and low sales prices of the Brigham shares will be on the date the exercise price of the New Options is fixed.
          See “Risk Factors” for a discussion of risks that you should consider before participating in this Exchange Offer.
          THIS OFFERING DOCUMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFERING DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
Offer to Exchange dated July 13, 2009

IMPORTANT INFORMATION
Acceptance of Exchange Offer by Employees of Brigham, Inc.
          If you choose to participate in this Exchange Offer and you are an employee of Brigham, Inc., you must submit your election by (1) emailing a completed and signed scanned or PDF copy of the accompanying election form to dbrigham@bexp3d.com, (2) faxing a completed and signed scanned or PDF copy of the election form to David Brigham at (512) 427-3400, or (3) delivering or sending your completed and signed election form by hand, registered mail or courier to: Brigham, Inc. Attn: David Brigham, 6300 Bridge Point Parkway, Building 2, Suite 500, Austin, Texas 78730. You must submit your election so that it is received by David Brigham by no later than 11:59 p.m., Eastern Daylight Savings Time, on the Expiration Date (which is presently scheduled to be August 10, 2009). If you choose to not participate in this Exchange Offer, you do not need to do anything, and your Eligible Options will continue to remain subject to their existing terms and conditions.
          You should direct questions about this Exchange Offer or requests for assistance (including requests for additional copies of any documents relating to this Exchange Offer) by email to dbrigham@bexp3d.com.
          Although our Compensation Committee has approved this Exchange Offer, consummation of the Exchange Offer is subject to the conditions described in the section entitled “The Exchange Offer—Conditions of The Exchange Offer.” None of Brigham, our board of directors, or Brigham, Inc. makes any recommendation as to whether you should exchange, or refrain from exchanging, your Eligible Options in the Exchange Offer. You must make your own decision whether to exchange your Eligible Options. You should consult your personal outside advisor(s) if you have questions about your financial or tax situation as it relates to this Exchange Offer.
          WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER.
          YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFERING DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFERING DOCUMENT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

GLOSSARY OF TERMS USED IN THIS OFFERING DOCUMENT
          For ease of reference, set forth below are certain of the defined terms used throughout this offering document.
Brigham, Inc.
          Brigham, Inc.
Brigham Plan
          The 1997 Incentive Plan of Brigham Exploration Company, as amended effective May 28, 2009.
Brigham shares
          Shares of Brigham Exploration Company common stock, par value $0.01 per share.
Brigham stock options
          Stock options granted under the Brigham Plan entitling the holder to purchase Brigham shares.
Cancellation Date
          The date when Eligible Options that are tendered to and accepted by us pursuant to this Exchange Offer will be canceled. The Cancellation Date will be the same date as the New Option Grant Date.
Eligible Optionholders
          Every employee of Brigham, Inc. who holds Eligible Options on July 13, 2009, who works and resides in the United States and who continues to be an employee of Brigham, Inc. on the Expiration Date.
Eligible Options
          Any outstanding stock option for the purchase of Brigham shares granted under the Brigham Plan prior to April 21, 2009, whether vested or unvested, which remains outstanding and unexercised on the Expiration Date.
Exchange Offer
          The offer being made to exchange Eligible Options for New Options on the terms and subject to the conditions set forth in this offering document and the accompanying election and withdrawal forms, as they may be amended.
Expiration Date
          August 10, 2009 at 11:59 p.m., Eastern Daylight Savings Time, unless extended. We may extend the Expiration Date at our discretion. If we extend, the term “Expiration Date” will refer to the time and date at which the extended offer expires.
Expiration Date Fair Market Value
          The mean of the high and low sales prices per share of Brigham on The Nasdaq Global Select Market on the Expiration Date.
New Options
          The new stock options to purchase Brigham shares that will replace the Eligible Options exchanged pursuant to this Exchange Offer. Each new option will be granted under the Brigham Plan, and will be subject to the terms and conditions of that Plan and a new stock option agreement. Copies of the Brigham Plan and form of new stock option agreement are attached as exhibits to the Schedule TO. For more details about the terms of the New

Options and the Brigham Plan, see “The Exchange Offer—Source and Amount of Considerations; Terms of New Options.”
New Option Grant Date
          August 10, 2009 at 11:59 p.m., Eastern Daylight Savings Time, provide, however, that if we extend the Expiration Date, the Cancellation Date and the New Option Grant Date will be similarly extended.
Offering Period
          The period during which the Exchange Offer is open and Eligible Optionholders may tender their Eligible Options in exchange for New Options. The Exchange Offer commenced on July 13, 2009, and will remain open until the Expiration Date.
Schedule TO
          Tender Offer Statement on Schedule TO filed by Brigham with the SEC.

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SUMMARY TERM SHEET
          Brigham Exploration Company is offering to exchange your Eligible Options for New Options. The following are answers to some questions you may have about the Exchange Offer. This summary is comprised of the following sections:
•	General Overview of the Exchange Offer;

•	Eligibility to Participate in the Exchange Offer;

•	How the Exchange Offer Works;

•	Tax Questions; and

•	Timeline for the Exchange Offer.
Where appropriate, we have included in some of the answers below references to sections elsewhere in this offering document where you can find a more complete discussion of the same topic. We encourage you to carefully read this summary section and the remainder of this offering document. The Exchange Offer is made subject to the terms of this offering document and the election and withdrawal forms, as they may be amended.
GENERAL OVERVIEW OF THE EXCHANGE OFFER
Q: What is the purpose of the Exchange Offer?
A: We grant stock options to employees of Brigham, Inc., a wholly owned subsidiary of Brigham Exploration Company, in an effort to recognize their contributions to our businesses and to align their interests with the future success of our respective businesses. Stock options for Brigham shares have been granted to employees of Brigham, Inc. as the businesses and assets of it and other subsidiaries are attributed to Brigham, which the Brigham shares are intended to track.
Today, given the weakened economy and its impact on our stock price, the Eligible Options are “underwater,” which means that they have an exercise price that is higher (in some cases significantly higher) than the current market price of the Brigham shares. By participating in this Exchange Offer, you can exchange your Eligible Options for New Options that have a lower exercise price and, therefore, possibly greater value and appreciation potential. We believe this will create better incentives for the employees of Brigham, Inc. to remain and contribute to achieving the long-term strategic and business objectives of Brigham, Inc. See “The Exchange Offer—Purpose of The Exchange Offer.”
Q: What stock options can I exchange for New Options in the Exchange Offer?
A: Only Eligible Options may be exchanged for New Options in the Exchange Offer. An Eligible Option is an outstanding stock option to purchase Brigham shares granted under the Brigham Plan prior to April 21, 2009, whether vested or unvested, with a term which expires after the Expiration Date. Outstanding stock options which are exercised, expire or terminate prior to the Expiration Date, may not be exchanged for New Options in the Exchange Offer. See “The Exchange Offer—Eligible Optionholders and Eligible Options.”
Q: Are any stock options not granted under the Brigham Plan considered Eligible Options?
A: No. Only outstanding stock options that have been granted under the Brigham Plan are considered Eligible Options. Consequently, stock options that Brigham might have issued outside of the Brigham Plan are not considered Eligible Options.
Q: Are you making any recommendation regarding my participation in the Exchange Offer?
A: No. None of Brigham, our board of directors, or Brigham, Inc. is making any recommendation as to whether you should or should not participate in this Exchange Offer. Rather, we are providing information in this offering document to assist you in making your own informed decision. You should speak to your own outside legal counsel, accountant or financial advisor for further advice. No one from Brigham or Brigham, Inc. is, or will be, authorized to provide you with additional information in this regard. You should read this entire document carefully, including the section “Risk Factors” which appears immediately after this Summary Term Sheet.
Q: What if I’m not sure of how many Eligible Options I have and what their exercise prices are?
A: You will receive a separate communication with a listing of your outstanding option grants, indicating which of those options are Eligible Options. This listing will include the grant date and exercise price for your options, as well as the number of outstanding options (vested and unvested) and the expiration date of your options. If you do not receive a listing of your options by July 16, 2009, please contact David Brigham ((512) 427-3300) to obtain your listing of options.
Q: How many New Options will I receive for my Eligible Options in the Exchange Offer?
A: The exchange ratio in the Exchange Offer is one-for-one, which means you will receive one New Option for every one Eligible Option that you exchange in the Exchange Offer. For example, if you hold Eligible Options to purchase 1,000 Brigham shares, you will receive New Options to purchase 1,000 Brigham shares, with an exercise price per share equal to the Expiration Date Fair Market Value.
Each New Option will be granted under the Brigham Plan under which the Eligible Options exchanged therefor were granted, have a ten-year term and will be subject to a new vesting schedule as described below. See “The Exchange Offer—New Options.”
Q: Can I exchange only a portion of my Eligible Options?
A: Yes. You may exchange some or all of your Eligible Options for New Options.
Q: Will the vesting schedule for New Options be different than the vesting schedule for my Eligible Options?
A: Yes. The New Options will have an entirely new vesting schedule, regardless of whether the Eligible Options you exchange are partially or fully vested. Accordingly, you initially will not be vested in any of the New Options. Your New Options will vest annually in equal amounts over five years and, assuming the New Options are granted on August 10, 2009, the first vesting date for your New Options will be August 10, 2010. Vesting generally will be conditioned on your continued employment through each applicable vesting date. If your employment with Brigham, Inc. terminates (for any reason or no reason) before all of your New Options vest, subject to certain exceptions, your unvested New Options will expire and may not be exercised. For information about the vesting of New Options, see “The Exchange Offer—Source and Amount of Consideration; Terms of New Options.”
Q: Why are you restarting the vesting period rather then keeping the same vesting schedule as my Eligible Options?
A: We have designed the Exchange Offer to create potential value for employees of Brigham, Inc. and to provide Brigham, Inc. with an important retention tool. To serve their purpose as a retention tool, each New Option will have a ten-year term and we are restarting the vesting period as described above.
Q: How long is the Exchange Offer open?
A: The Exchange Offer will be open during the Offering Period, which commenced on July 13, 2009 and ends at 11:59 p.m., Eastern Daylight Savings Time, on August 10, 2009, unless this period is extended by Brigham.
Q: Can Brigham extend the period the Exchange Offer is open?
A: Under federal securities law, the Exchange Offer is required to remain open for at least twenty (20) business days. We may, in our discretion, extend the length of the Offering Period. If we extend the Offering Period, we will notify you about the new Expiration Date by issuing a press release, email or other form of communication disclosing the new Expiration Date no later than 9:00 a.m., Eastern Daylight Savings Time, on the next business day following the previously scheduled Expiration Date. We may also amend or, under certain circumstances, terminate the Exchange Offer prior to the Expiration Date. See “The Exchange Offer—Extension of Exchange Offer; Termination; Amendment” for more information.
Q: When would I receive my New Options?
A: All Eligible Options properly tendered into the Exchange Offer will be terminated, and all New Options will be granted, on the Expiration Date. Unless we extend the Expiration Date, this means all New Options will be granted on August 10, 2009.
Q: What happens if, after the New Option Grant Date, my New Options end up being “underwater”?
A: We can provide no assurance as to the possible price of the Brigham shares at any time in the future. We have no present plans or intention of offering employees of Brigham, Inc. another opportunity to exchange “underwater” options for new options in the future.
Q: Will the Exchange Offer affect my receipt of future awards of stock options?
A: Your participation in this Exchange Offer will not affect your eligibility to receive grants of stock options in the future. While we anticipate that we will continue to make periodic grants of stock options, you should recognize that all stock option grants are at the discretion of Brigham’s Compensation Committee.
ELIGIBILITY TO PARTICIPATE IN THE EXCHANGE OFFER
Q: Who can participate in the Exchange Offer?
A: You are eligible if you meet ALL three of the following criteria:
•	You are an employee of Brigham, Inc. on the date the Exchange Offer starts and you work and reside in the United States.

•	You hold one or more Eligible Options.

•	You continue to be an employee of Brigham, Inc. on the Expiration Date (which is August 10, 2009, unless the Exchange Offer is extended or terminated).
See “The Exchange Offer—Eligible Optionholders and Eligible Options.”
Q. Will I still be eligible to participate in the Exchange Offer if I am no longer employed by Brigham, Inc. on the Expiration Date?
A: No. If you are no longer employed by Brigham, Inc. on the Expiration Date (as it may be extended), you will no longer be eligible to participate in the Exchange Offer and any Eligible Options previously tendered by you for exchange will be withdrawn from the Exchange Offer.
For example, if you tender your Eligible Options into the Exchange Offer on July 15, 2009 and your employment at Brigham, Inc. ends on August 1, 2009, you will no longer be eligible to participate in the Exchange Offer, and your tendered Eligible Options will be withdrawn and remain subject to their existing terms and conditions. See “The Exchange Offer—Eligible Optionholders and Eligible Options” for more information.
Q: What if I am on an authorized leave of absence or working as a part-time employee during the Offering Period?
A: If you are on an authorized leave of absence, you will still be able to participate in the Exchange Offer. If you exchange your Eligible Options while you are on an authorized leave of absence before the Expiration Date, you will be entitled to receive New Options on the New Option Grant Date as long as you meet the eligibility requirements described above. Part-time employees of Brigham, Inc. are also eligible to participate in the Exchange Offer, provided that the eligibility requirements set forth above are satisfied.

HOW THE EXCHANGE OFFER WORKS
Q: What is the period during which I can exchange my Eligible Options?
A: The Exchange Offer will be open during the Offering Period, which commenced on July 13, 2009 and ends at 11:59 p.m., Eastern Daylight Savings Time, on August 10, 2009, unless this period is extended by Brigham.
Q: How long do I have to decide whether to participate in the Exchange Offer?
A: You may tender Eligible Options for exchange in the Exchange Offer at any time during the Offering Period, including during any extension of the Offering Period. The Offering Period commenced on July 13, 2009 and is scheduled to expire at 11:59 p.m., Eastern Daylight Savings Time, on August 10, 2009. Although we do not currently intend to do so, we may, in our sole discretion, extend the Offering Period at any time. If we extend the Exchange Offer, we will notify you about the new Expiration Date by issuing a press release, email or other form of communication disclosing the new Expiration Date no later than 9:00 a.m., Eastern Daylight Savings Time, on the next business day following the previously scheduled Expiration Date. See “The Exchange Offer—Extension of Exchange Offer; Termination; Amendment” for more information.
Q: How do I tender my Eligible Options in the Exchange Offer?
A: Accompanying this offering document is an election form that you can use to participate in the Exchange Offer. To submit an election form, you must complete and sign the election form and (1) email a scanned or PDF copy to dbrigham@bexp3d.com, (2) fax a scanned or PDF copy to David Brigham at (512) 427-3400, or (3) deliver or send your completed and signed election form by hand, registered mail or courier to: Brigham Exploration Company, 6300 Bridge Point Parkway, Building 2, Suite 500, Austin, Texas 78730, Attn: David Brigham.
No matter how you submit your election form, it is your responsibility to ensure that it is received by the designated person indicated above by or before the Expiration Date. We do not intend to confirm receipt of election forms. See “The Exchange Offer—Procedure for Tendering Eligible Options” for more information.
The submission of an election form does not mean your Eligible Options are then accepted for exchange. Brigham expects to accept all properly tendered Eligible Options at the end of the Offering Period, subject to Brigham’s right to extend, amend, withdraw, or terminate the Exchange Offer. See “The Exchange Offer—Procedure for Tendering Eligible Options.”
Q: Do I need to return the stock option agreements relating to my Eligible Options?
A: No. If you wish to participate in the Exchange Offer, you do not need to return your stock option agreements relating to your Eligible Options. They will be automatically canceled if we exchange your Eligible Options for New Options.
Q: May I change my mind after I tender my Eligible Options into the Exchange Offer?
A: Yes. You may change your mind and withdraw all, but not less than all of your tendered Eligible Options from the Exchange Offer at any time prior to the Expiration Date. You may also re-tender previously withdrawn Eligible Options at any time prior to the Expiration Date. While you may change your mind as many times as you wish, you will be bound by the last properly submitted election form or withdrawal form we receive before the end of the Offering Period. If we extend the Expiration Date, you may submit an election form or withdrawal form at any time until the extended offer expires.
Accompanying this offering document is a withdrawal form that you can use to withdraw Eligible Options previously tendered into the Exchange Offer. To submit a withdrawal form, you must complete and sign the withdrawal form and (1) email a scanned or PDF copy to dbrigham@bexp3d.com, (2) fax a scanned or PDF copy to David Brigham at (512) 427-3400, or (3) deliver or send your completed and signed election form by hand, registered mail or courier to: Brigham Exploration Company, 6300 Bridge Point Parkway, Building 2, Suite 500, Austin, Texas 78730, Attn: David Brigham.
No matter how you submit your withdrawal form, it is your responsibility to ensure that it is received by the designated person indicated above by or before the Expiration Date. We do not intend to confirm receipt of withdrawal forms. See “The Exchange Offer—Withdrawal Rights” for more information.

Q: Are there any differences between the New Options and my previously granted Eligible Options?
A: Other than the vesting schedule, term and exercise price, each New Option will be identical to the previously granted Eligible Options.
None of the New Options will be vested on the New Option Grant Date. Generally, vesting in the New Options is conditioned on your continued employment with Brigham, Inc. through each applicable vesting date. For more information, see “The Exchange Offer—Source and Amount of Consideration; Terms of New Options.”
For more information, see “The Exchange Offer—Source and Amount of Consideration; Terms of New Options” and “The Exchange Offer—Material United States Tax Consequences.”
Q: Does the Exchange Offer include both vested and unvested options?
A: Yes, you may tender for exchange some or all of your Eligible Options, including vested and unvested options. If you have exercised an option or do so before the Expiration Date, it is no longer outstanding and therefore is no longer an Eligible Option.
Q: Do I have to participate in the Exchange Offer?
A: No. Your participation in the Exchange Offer is completely voluntary.
Q: What happens to my Eligible Options if I elect not to participate in the Exchange Offer?
A: The Exchange Offer will have no effect on your Eligible Options if you elect not to participate in the Exchange Offer. If you choose not to participate, you will keep any Eligible Options, you will not receive any New Options under the Exchange Offer, and no changes will be made to the terms of your Eligible Options as a result of the Exchange Offer.
Q: If I exchange my Eligible Options for New Options, am I giving up my rights to the Eligible Options?
A: Yes. Your tendered Eligible Options will be canceled and replaced with the New Options.
Q: Can I exchange the remaining options under a stock option agreement that I have already partially exercised?
A: Yes. If you previously partially exercised options under a stock option agreement, you may elect to exchange the remaining unexercised Eligible Options under the Exchange Offer. The exercised options are no longer outstanding, and are not eligible to be exchanged in this Exchange Offer.
Q: Can Brigham cancel this Exchange Offer?
Brigham may, in its sole discretion, decide to terminate this Exchange Offer at any time prior to the expiration of this Exchange Offer. If this Exchange Offer is terminated, any Eligible Options that were tendered for exchange will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date. Any cancellation of this Offer will be treated, for all purposes, as if no offer to exchange was ever made.
Q: Are there any conditions to this Exchange Offer?
A: Yes. The completion of the Exchange Offer is subject to a number of customary conditions that are described under “The Exchange Offer—Conditions of The Exchange Offer.” If any of the conditions listed in that section are not satisfied, we will not be obligated to accept and exchange tendered Eligible Options, although we may do so at our discretion.
Q: Who can I talk to if I have questions about the Exchange Offer?
A: You should direct your questions to David Brigham ((512) 427-3300).

TAX QUESTIONS
Q: Will I owe taxes if I exchange my Eligible Options in the Exchange Offer?
A: Based on current U.S. law, you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange on the New Option Grant Date. However, your New Options will generally be taxable in the same manner as your existing options. To the extent your tendered Eligible Options are nonqualified stock options, they will be replaced with New Options that are nonqualified stock options. To the extent your tendered Eligible Options are incentive stock options within the meaning of Section 422 of the Internal Revenue Code, they will be replaced with New Options that are incentive stock options; provided that New Options issued in excess of the limitations applicable to incentive stock options under the Internal Revenue Code and the Brigham Plan will be nonqualified stock options.
          If your New Options are incentive stock options, you generally will recognize capital gain or loss upon sale of the shares received upon exercise of the New Options equal to the difference between the amount realized on the sale and the basis of the stock if you hold the shares for at least one year after the transfer of the shares and two years after the grant of the New Options. If the shares are not held for that period, you will recognize taxable income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares, or, if less, the gain on disposition. Your additional gain or any loss realized upon disposition will be a capital gain or loss. The excess of the fair market value of shares received upon the exercise of an incentive stock option over the option price for the shares is an item of adjustment for the Eligible Optionholder for purposes of the alternative minimum tax.
          If your New Options are nonqualified stock options, you generally will have taxable income upon exercise of your New Options in an amount equal to the difference between (i) the fair market value of the shares acquired on the date of exercise and (ii) the exercise price paid, at which time there generally will be a tax withholding obligation. You may also have taxable income when you sell the shares issued upon exercise of the New Options.
          You should consult with your tax advisor to determine the personal tax consequences to you of participating in the Exchange Offer. If you are an Eligible Optionholder who is subject to the tax laws of a country other than the U.S. or of more than one country, you should be aware that there may be additional or different tax consequences that may apply to you.
TIMELINE FOR THE EXCHANGE OFFER
Q: What is the expected timeline of the Exchange Offer?
A: We currently expect the timeline of the Exchange Offer to be:

•	July 13, 2009:	Offering Period begins

•	August 10, 2009:	Exercise price of New Options is determined based on the mean of the high and low sales prices per share of Brigham on The Nasdaq Global Select Market (this date may change at Brigham’s discretion)

•	August 10, 2009:	Offering Period ends at 11:59 p.m., Eastern Daylight Savings Time (this date may change at Brigham’s discretion)

•	August 10, 2009:	Issuance of New Options at 11:59 p.m., Eastern Daylight Savings Time (this date may be extended upon the extension of the Expiration Date)

RISK FACTORS
          Participation in this Exchange Offer involves a number of potential risks and uncertainties, including those described below. These risk factors highlight the material risks of participating in this Exchange Offer and of investing in our company and the Brigham shares. You should carefully consider these risks and we encourage you to speak with your financial, legal and/or tax advisors as necessary before deciding whether to participate in this Exchange Offer.
Risks Related to Participation in the Exchange Offer
New Options will vest over time.
          If you elect to participate in this Exchange Offer, you will lose any vesting you have in your Eligible Options. Each New Option will have a term of ten years, and your vesting will start over again. Each New Option will have a new vesting schedule of five years, with annual vesting in equal amounts. If you cease to be employed by Brigham, Inc., you will forfeit that portion of your New Options that are unvested at that time, except in certain limited exceptions.
There are possible adverse tax consequences.
          The tax consequences of the Exchange Offer to you may depend on your personal circumstances. We recommend that all Eligible Optionholders who are considering exchanging their Eligible Options meet with their own tax advisors with respect to the local, state, federal, and foreign tax consequences of participating in this Exchange Offer. See “The Exchange Offer—Material United States Tax Consequences” for a summary of the tax impacts of this Exchange Offer.
Risks Related to Our Business
Part of our strategy involves exploratory drilling, including drilling in new or emerging shale plays using horizontal drilling and completion techniques. The results of our planned exploratory drilling program are subject to more uncertainties than conventional drilling programs in more established formations and may not meet our expectations for reserves or production.
          The results of our exploratory drilling in new or emerging plays, such as the Bakken and the Three Forks/Sanish, are more uncertain than drilling results in areas that are developed and have established production. Because new or emerging plays and new formations have limited or no production history, we are less able to use past drilling results in those areas to help predict our future drilling results. Further, part of our drilling strategy to maximize recoveries from the Bakken and the Three Forks/Sanish involves the drilling of horizontal wells using completion techniques that have proven to be successful in other shale formations. Our experience with horizontal drilling in these areas to date, as well as the industry’s drilling and production history, is limited. The ultimate success of these drilling and completion strategies and techniques will be better evaluated over time as more wells are drilled and production profiles are better established.
          Further, access to adequate gathering systems or pipeline takeaway capacity and the availability of drilling rigs and other services may be more challenging in new or emerging plays. If our drilling results are less than anticipated or we are unable to execute our drilling program because of capital constraints, lease expirations, access to gathering systems and takeaway capacity or otherwise, and/or natural gas and oil prices remain depressed or decline further, the return on our investment in these areas may not be as attractive as we anticipate and we could incur material write-downs of unevaluated properties and the value of our undeveloped acreage could decline in the future.

Oil and natural gas prices are volatile and thus could be subject to further reduction, which would adversely affect our results and the price of our common stock.
          Our revenues, operating results and future rate of growth depend highly upon the prices we receive for our oil and natural gas production. Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future.
          The NYMEX daily settlement price for the prompt month natural gas contract during the period beginning January 1, 2009 and ending April 30, 2009 ranged from a high of $6.07 per MMBtu to a low of $3.25 per MMBtu. The NYMEX daily settlement price for the prompt month natural gas contract in 2008 ranged from a high of $13.58 per MMBtu to a low of $5.29 per MMBtu. In 2007, the same index ranged from a high of $8.64 per MMBtu to a low of $5.38 per MMBtu.
          The NYMEX daily settlement price for the prompt month oil contract during the period beginning January 1, 2009 to April 30, 2009 ranged from a high of $53.87 per barrel to a low of $34.03 per barrel. The NYMEX daily settlement price for the prompt month oil contract in 2008 ranged from a high of $145.29 per barrel to a low of $33.87 per barrel. In 2007, the same index ranged from a high of $98.18 per barrel to a low of $50.48 per barrel.
          The markets and prices for oil and natural gas depend on numerous factors beyond our control. These factors include demand for oil and natural gas, which fluctuate with changes in market and economic conditions and other factors, including:
•	worldwide and domestic supplies of oil and natural gas;

•	actions taken by foreign oil and natural gas producing nations;

•	political conditions and events (including instability or armed conflict) in oil-producing or natural gas-producing regions;

•	the level of global and domestic oil and natural gas inventories;

•	the price and level of foreign imports including liquefied natural gas imports;

•	the level of consumer demand;

•	the price and availability of alternative fuels;

•	the availability of pipeline or other takeaway capacity;

•	weather conditions;

•	domestic and foreign governmental regulations and taxes; and

•	the overall worldwide and domestic economic environment.
          Significant declines in oil and natural gas prices for an extended period may have the following effects on our business:
•	adversely affect our financial condition, liquidity, ability to finance planned capital expenditures and results of operations;

•	reduce the amount of oil and natural gas that we can produce economically;

•	cause us to delay or postpone some of our capital projects;

•	reduce our revenues, operating income and cash flow;

•	reduce the carrying value of our oil and natural gas properties; and

•	limit our access to sources of capital, such as equity and long-term debt.
The current financial crisis and recession have negatively impacted the prices for oil and natural gas production, limited access to the credit and equity markets, increased the cost of capital, and may have other negative consequences that we cannot predict.
          The continued credit crisis and related turmoil in the global financial system and economic recession in the U.S. create financial challenges that will grow if conditions do not improve. Earlier this year, in response to these crises and declining oil and natural gas prices, we reduced and refocused our 2009 capital budget. Our internally generated cash flow, our senior credit facility and cash on hand historically have not been sufficient to fund all of our expenditures, and we have relied on the capital markets and sales of non-core assets to provide us with additional capital. Our ability to access the capital markets may be restricted at a time when we would like, or need, to raise capital. If our cash flow from operations is less than anticipated and our access to capital is restricted, we may be required to reduce our operating and capital budget, which could have a material adverse effect on our results and future operations. The financial crisis may also reduce the values we are able to realize in asset sales or other transactions we may engage in to raise capital, thus making these transactions more difficult to consummate and less economic. Additionally, the current economic situation has affected the demand for natural gas and oil and has resulted in lower prices for natural gas and oil, which could have a negative impact on our revenues. Lower prices could also adversely affect the collectability of our trade receivables and cause our commodity hedging arrangements to be ineffective if our counterparties are unable to perform their obligations.
Our senior credit facility matures on June 27, 2010. Unless and until we obtain a new credit facility or obtain an amendment to our existing facility, the indebtedness under this facility will be reported as a current liability on our June 30, 2009 balance sheet and we will be required to pay the indebtedness in full on the maturity date.
          Unless we obtain an extension of or a replacement for our senior bank credit facility, our debt under that facility will be re-classified as current on our June 30, 2009 balance sheet. There is no assurance we will be able to obtain an extension or a new credit facility. If we fail to obtain a new credit facility or an extension of our existing facility, we will be required to pay our bank debt in full on June 27, 2010. If we experience future defaults under our credit facility, which we are unable to cure and for which we cannot obtain appropriate waivers, our bank could increase our interest rates, charge us additional fees, impose significant restrictions and requirements on our operations or declare our debt to be immediately due and payable. In such event, we would need to repay the debt or the bank could foreclose on our assets. To repay the debt in any of these circumstances, we would need to either obtain a new credit facility or issue equity or debt securities. A new credit facility or new debt securities could have higher interest rates and impose significant additional restrictions and requirements on us. New issuances of equity would dilute your stock ownership. In addition, we will not be able to issue any significant number of shares of capital stock unless we amend our certificate of incorporation to authorize additional shares for issuance, which amendment would require approval of our shareholders, which cannot be assured. There is no assurance that we will be able to obtain replacement financing or issue sufficient equity securities to refinance our current bank debt.
Our level of indebtedness may adversely affect our cash available for operations, which would limit our growth, our ability to make interest and principal payments on our indebtedness as they become due and our flexibility to respond to market changes.
          As of March 31, 2009, we had indebtedness of $160 million outstanding under our 95/8% Senior Notes due 2014 (the “Senior Notes”), $145 million outstanding under our senior credit agreement, and $10.1 million of Series A preferred stock. Our level of indebtedness will have several important effects on our operations, including those listed below.

•	We will dedicate a portion of our cash flow from operations to the payment of interest on our indebtedness and to the payment of our other current obligations and will not have these cash flows available for other purposes.

•	Our debt agreements limit our ability to borrow additional funds or dispose of assets and may affect our flexibility in planning for, and reacting to, changes in business conditions.

•	Our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

•	We may be more vulnerable to economic downturns and our ability to withstand sustained declines in oil and natural gas prices may be impaired.

•	Since a portion of our indebtedness is subject to variable interest rates, we are vulnerable to increases in interest rates.

•	Our flexibility in planning for or reacting to changes in market conditions may be limited.
          Our ability to meet our debt obligations and reduce our level of indebtedness depends on future performance. General economic conditions, oil and natural gas prices and financial, business and other factors will affect our operations and our future performance. Many of these factors are beyond our control and we may not be able to generate sufficient cash flow to pay the interest on our debt. In addition, borrowings and equity financing may not be available to pay or refinance such debt.
The indenture governing the Senior Notes and our senior credit agreement impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some actions.
          The indenture governing the Senior Notes and our senior credit agreement contain, customary restrictions on our activities, including covenants that restrict our and our subsidiaries’ ability to:
•	incur additional debt;

•	pay dividends on, or redeem or repurchase stock;

•	create liens;

•	make specified types of investments;

•	apply net proceeds from certain asset sales;

•	engage in transactions with our affiliates;

•	engage in sale and leaseback transactions;

•	merge or consolidate;

•	restrict dividends or other payments from subsidiaries;

•	sell equity interests of subsidiaries; and

•	sell, assign, transfer, lease, convey or dispose of assets.
          Our indenture contains certain incurrence-based covenants that limit our ability to incur debt and engage in other transactions. One of these covenants incorporates the present value of our proven reserves calculated as of each fiscal year end, and due to low oil and gas prices at year end 2008 we are unlikely to be able to increase our borrowings in 2009. Our ability to increase our borrowings in 2010 will depend, in part, on 2009 prices for oil and gas. Our senior credit agreement also requires us to meet a minimum current ratio and a minimum interest coverage ratio. We may not be able to maintain or comply with these ratios, and if we fail to be in compliance with these tests, we will not be able to borrow funds under our senior credit agreement, which would make it difficult for us to operate our business.
          The restrictions in the indenture governing the Senior Notes and our senior credit agreement may prevent us from taking actions that we believe would be in the best interest of our business, and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. We may also incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. We cannot assure you that we will be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements, or that we will be able to refinance our debt on terms acceptable to us, or at all.
          The breach of any of these covenants and restrictions could result in a default under the indenture governing the Senior Notes or under our senior credit agreement. An event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be due and payable. If we are unable to repay such indebtedness, lenders having secured obligations, such as the lenders under our senior credit agreement, could proceed against the collateral securing the debt. Because the indenture governing the Senior Notes and our senior credit agreement have customary cross-default provisions, if the indebtedness under the Senior Notes or under our senior credit agreements or any of our other facilities is accelerated, we may be unable to repay or finance the amounts due.
Our hedging activities may prevent us from benefitting from price increases and may expose us to other risks.
          In an attempt to reduce our sensitivity to energy price volatility and in particular to downward price movements, we enter into hedging arrangements with respect to a portion of expected production, such as the use of derivative contracts that generally result in a range of minimum and maximum price limits or a fixed price over a specified time period.
          Our hedging activities expose us to the risk of financial loss in certain circumstances. For example, if we do not produce our oil and natural gas reserves at rates equivalent to our derivative position, we would be required to satisfy our obligations under those derivative contracts on potentially unfavorable terms without the ability to offset that risk through sales of comparable quantities of our own production. Additionally, because the terms of our derivative contracts are based on assumptions and estimates of numerous factors such as cost of production and pipeline and other transportation and marketing costs to delivery points, substantial differences between the prices we receive pursuant to our derivative contracts and our actual results could harm our anticipated profit margins and our ability to manage the risk associated with fluctuations in oil and natural gas prices. We also could be financially harmed if the counterparties to our derivative contracts prove unable or unwilling to perform their obligations under such contracts. Additionally, in the past, some of our derivative contracts required us to deliver cash collateral or other assurances of performance to the counter parties if our payment obligations exceeded certain levels. Future collateral requirements are uncertain but will depend on arrangements with our counter parties and highly volatile oil and natural gas prices.
Availability under our senior credit facility is based on a borrowing base which is subject to redetermination by our lenders. If our borrowing base is reduced, we may be required to repay amounts outstanding under our senior credit agreement.
          Under the terms of our senior credit agreement, our borrowing base is subject to semi-annual redetermination by our lenders based on their valuation of our proved reserves and their internal criteria. In addition to such semi-annual determinations, our lenders may request one additional borrowing base redetermination during any 12-month period. In the event the amount outstanding under our senior credit agreement at any time exceeds the borrowing base at such time, we may be required to repay a portion of our outstanding borrowings over a period no longer than six months. If we do not have sufficient funds on hand for repayment, we may be required to seek a waiver or amendment from our lenders, refinance our senior credit facility, sell assets or sell additional shares of common stock. We may not be able obtain such financing or complete such transactions on terms acceptable to us, or at all. Failure to make the required repayment could result in a default under our senior credit agreement, which could adversely affect our business, financial condition and results or operations. On May 13, 2009, we entered into an amendment to our senior credit facility resetting our borrowing base at $110 million until the next borrowing base redetermination provided for in the senior credit facility, which is scheduled for November 2009.
We may incur additional indebtedness. This could further exacerbate the risks associated with our substantial leverage.
          We may incur substantial additional indebtedness in the future. The indenture governing our senior notes and our senior credit agreement contain restrictions on our ability to incur indebtedness. These restrictions, however, are subject to a number of qualifications and exceptions, and under certain circumstances we could incur substantial additional indebtedness in compliance with these restrictions. Moreover, these restrictions do not prevent us from incurring obligations that do not constitute “Indebtedness” or “Debt” under the indenture and the senior credit agreement, respectively. If we incur indebtedness above our current debt levels, the related risks that we now face could intensify and we may not be able to meet all our debt obligations. Failure to meet these obligations could result in a default under our debt documents, which could adversely affect our business, financial condition and results or operations.
To service our indebtedness we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. Failure to generate sufficient cash to service our indebtedness could adversely affect our business, financial condition and results of operations.
          Our ability to meet our debt obligations and other expenses will depend on our future performance, which will be subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior credit agreement or otherwise in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.
          If we are unable to meet our debt service obligations we may be required to seek a waiver or amendment from our debt holders, refinance such debt obligations or sell assets or additional shares of common stock. We may not be able obtain such financing or complete such transactions on terms acceptable to us, or at all. Failure to meet our debt obligations could result in a default under the agreements governing our indebtedness. An event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be due and payable. If we are unable to repay such indebtedness, lenders having secured obligations, such as the lenders under our senior credit agreement, could proceed against the collateral securing the debt. Because the indenture governing the Senior Notes and our senior credit agreement have customary cross-default provisions, if the indebtedness under the Senior Notes or under our senior credit agreements or any of our other facilities is accelerated, we may be unable to repay or finance the amounts due.
We may need to increase our authorized shares of capital stock for a variety of reasons, including issuing securities under our current and future equity compensation plans and to raise additional financing.
          We are presently authorized to issue 90 million shares of common stock, approximately 82,957,972 of which are outstanding as of July 7, 2009 and 6,962,648 of which are reserved for issuance under our equity compensation plans. We have a limited number of authorized and unissued shares remaining. Accordingly, we may not have sufficient authorized capital available to raise the funds necessary to execute our business plan beyond the short term. We have not sought consent from our shareholders to increase our authorized shares of capital stock, and even if we do, can offer no assurances that our shareholders will approve such proposal.
The proposed United States federal budget for fiscal year 2010 and other pending legislation contain certain provisions that, if passed as originally submitted, will have an adverse effect on our financial position, results of operations, and cash flows.
          In February 2009, the Obama administration released its budget proposals for the fiscal year 2010, which included numerous tax changes. In April 2009, legislation was introduced to further these objectives. The proposed budget and legislation would repeal many tax incentives and deductions that are currently used by U.S. oil and gas companies and impose new taxes. Among others, the provisions include: elimination of the ability to fully deduct intangible drilling costs in the year incurred; repeal of the percentage depletion deduction in excess of basis; repeal of the manufacturing tax deduction for oil and gas companies; increase in the geological and geophysical amortization period for independent producers; and implementation of a fee on non-producing leases located on federal lands. Should some or all of these provisions become law our taxes could increase, potentially significantly, after net operating losses are exhausted, which would have a negative impact on our net income and cash flows. This could also reduce our drilling activities. Since none of these proposals have yet to be voted on or become law, we do not know the ultimate impact these proposed changes may have on our business.
We depend on our key management personnel and technical experts and the loss any of these individuals could adversely affect our business.
          If we lose the services of our key management personnel, technical experts or are unable to attract additional qualified personnel, our business, financial condition, results of operations, development efforts and ability to grow could suffer. We have assembled a team of geologists, geophysicists and engineers who have considerable experience in applying 3-D seismic imaging technology to explore for and to develop oil and natural gas. We depend upon the knowledge, skill and experience of these experts to provide 3-D seismic imaging and to assist us in reducing the risks associated with our participation in oil and natural gas exploration and development projects. In addition, the success of our business depends, to a significant extent, upon the abilities and continued efforts of our management, particularly Ben M. Brigham, our Chief Executive Officer, President and Chairman of the Board. We have an employment agreement with Mr. Brigham, but do not have an employment agreement with any of our other employees.
Lower oil and natural gas prices may cause us to record ceiling limitation write-downs, which would reduce our stockholders’ equity.
          We use the full cost method of accounting to account for our oil and natural gas investments. Accordingly, we capitalize the cost to acquire, explore for and develop oil and natural gas properties. Under full cost accounting rules, the net capitalized cost of oil and natural gas properties may not exceed a “ceiling limit” that is based upon the present value of estimated future net revenues from proved reserves, discounted at 10%, plus the lower of the cost or fair market value of unproved properties. If net capitalized costs of oil and natural gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings. This is called a “ceiling limitation write-down.” The risk that we will experience a ceiling test write-down increases when oil and gas prices are depressed or if we have substantial downward revisions in its estimated proved reserves. Based on oil and gas prices in effect on December 31, 2008 ($5.71 per MMBtu for Henry Hub gas and $44.60 per barrel for West Texas Intermediate oil, adjusted for differentials), the unamortized cost of our oil and gas properties exceeded the ceiling limit. As such, we recorded a $237.2 million ($148.6 million after tax) impairment to our oil and gas properties at December 31, 2008. Based on oil and gas prices in effect at the end of March 2009 ($3.63 per MMBtu for Henry Hub gas and $49.65 per barrel for West Texas Intermediate oil, adjusted for differentials), the unamortized cost of our oil and gas properties exceeded the ceiling limit by $71.9 million, net of tax. As a result, we were required to record a write-down of the net capitalized costs of our oil and gas properties in the amount of $114.8 million at March 31, 2009. We may be required to recognize additional pre-tax non-cash impairment charges in the future reporting periods if market prices for oil or natural gas continue to decline.
We may have difficulty financing our planned capital expenditures, which could adversely affect our business.
          We make and hope to continue to make substantial capital expenditures in our exploration and development projects. Without additional capital resources, our drilling and other activities may be limited and our business, financial condition and results of operations may suffer. We may not be able to secure additional financing on reasonable terms or at all, and financing may not continue to be available to us under our existing or new financing arrangements. If additional capital resources are unavailable, we may curtail our drilling, development and other activities or be forced to sell some of our assets on an untimely or unfavorable basis. Any such curtailment or sale could have a material adverse effect on our business, financial condition and results of operation.

Certain of our undeveloped leasehold acreage is subject to leases that will expire over the next several years unless production is established on units containing the acreage or the leases are extended.
          As of December 31, 2008, we had mineral leases on approximately 280,000 net acres in areas which we believe are prospective for the Bakken and/or Three Forks. A significant portion of the acreage is not currently held by production. Unless production in paying quantities is established on units containing these leases during their primary terms or we obtain extensions of the leases, these leases will expire. If our leases expire, we will lose our right to develop the related properties.
          Our drilling plans for these areas are subject to change based upon various factors, including factors that are beyond our control, including drilling results, oil and natural gas prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, gathering system and pipeline transportation constraints, and regulatory approvals.
Our exploration, development and drilling efforts and the operation of our wells may not be profitable or achieve our targeted returns.
          We require significant amounts of undeveloped leasehold acreage in order to further our development efforts. Exploration, development, drilling and production activities are subject to many risks, including the risk that commercially productive reservoirs will not be discovered. We invest in property, including undeveloped leasehold acreage, which we believe will result in projects that will add value over time. However, we cannot guarantee that all of our prospects will result in viable projects or that we will not abandon our initial investments. Additionally, we cannot guarantee that the leasehold acreage we acquire will be profitably developed, that new wells drilled by us in provinces that we pursue will be productive or that we will recover all or any portion of our investment in such leasehold acreage or wells. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells, but also from wells that are productive but do not produce sufficient net reserves to return a profit after deducting operating and other costs. In addition, wells that are profitable may not achieve our targeted rate of return. Our ability to achieve our target results is dependent upon the current and future market prices for oil and natural gas, costs associated with producing oil and natural gas and our ability to add reserves at an acceptable cost. We rely to a significant extent on 3-D seismic data and other advanced technologies in identifying leasehold acreage prospects and in conducting our exploration activities. The 3-D seismic data and other technologies we use do not allow us to know conclusively prior to the acquisition of leasehold acreage or the drilling of a well whether oil or natural gas is present or may be produced economically. The use of 3-D seismic data and other technologies also requires greater pre-drilling expenditures than traditional drilling strategies.
          In addition, we may not be successful in implementing our business strategy of controlling and reducing our drilling and production costs in order to improve our overall return. The cost of drilling, completing and operating a well is often uncertain and cost factors can adversely affect the economics of a project. We cannot predict the cost of drilling, and we may be forced to limit, delay or cancel drilling operations as a result of a variety of factors, including:
•	unexpected drilling conditions;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	adverse weather conditions;

•	compliance with governmental requirements; and

•	shortages or delays in the availability of drilling rigs and the delivery of equipment.

The results of our planned exploratory drilling in the Bakken, an emerging play with limited drilling and production history, are subject to more uncertainties than our drilling program in the more established formations and may not meet our expectations for reserves or production.
          We have recently begun drilling wells in the Bakken. Part of our drilling strategy to maximize recoveries from the Bakken involves the drilling of horizontal wells using completion techniques that have proven to be successful in other shale formations. Our experience with horizontal drilling of the Bakken to date, as well as the industry’s drilling and production history in the formation, is limited. The ultimate success of these drilling and completion strategies and techniques in this formation will be better evaluated over time as more wells are drilled and production profiles are better established. In addition, based on reported decline rates in these formations in other areas and in other shale formations, we estimate the average monthly rates of production should decline by approximately 70% during the first twelve months of production. Actual decline rates may differ significantly. Accordingly, the results of our future drilling in the emerging Bakken are more uncertain than drilling results in the other formations with established reserves and production histories.
Exploratory drilling is a speculative activity that may not result in commercially productive reserves and may require expenditures in excess of budgeted amounts.
          Our future rate of growth greatly depends on the success of our exploratory drilling program. Exploratory drilling involves a higher degree of risk that we will not encounter commercially productive oil or natural gas reservoirs than developmental drilling. We may not be successful in our future drilling activities because, even with the use of 3-D seismic and other advanced technologies, exploratory drilling is a speculative activity.
Although our oil and natural gas reserve data is independently estimated, these estimates may still prove to be inaccurate.
          Our proved reserve estimates are generated each year by Cawley, Gillespie & Associates, Inc., an independent petroleum consulting firm. In conducting its evaluation, the engineers and geologists of Cawley, Gillespie & Associates, Inc. evaluate our properties and independently develop proved reserve estimates. There are numerous uncertainties and risks that are inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development expenditures as many factors are beyond our control. We incorporate many factors and assumptions into our estimates including:
•	expected reservoir characteristics based on geological, geophysical and engineering assessments;

•	future production rates based on historical performance and expected future operating and investment activities;

•	future oil and gas prices and quality and location differentials; and

•	future development and operating costs.
          Although we believe the Cawley, Gillespie & Associates, Inc. reserve estimates are reasonable based on the information available to them at the time they prepare their estimates, our actual results could vary materially from these estimated quantities of proved oil and natural gas reserves (in the aggregate and for a particular location), production, revenues, taxes and development and operating expenditures. In addition, these estimates of proved reserves may be subject to downward or upward revision based upon production history, results of future exploration and development, prevailing oil and natural gas prices, operating and development costs and other factors.
          Finally, recovery of proved undeveloped reserves generally requires significant capital expenditures and successful drilling operations. At December 31, 2008, approximately 54% of our estimated proved reserves were classified as undeveloped. At December 31, 2008, we estimated that it would require additional capital expenditures of approximately $160.3 million to develop our proved undeveloped reserves. Our reserve estimates assume that we can and will make these expenditures and conduct these operations successfully, which may not occur.

We need to replace our reserves at a faster rate than companies whose reserves have longer production periods. Our failure to replace our reserves would result in decreasing reserves and production over time.
          In general, production from oil and natural gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent we conduct successful exploration and development activities or acquire properties containing proved reserves, or both, our proved reserves and production will decline as reserves are produced.
          We may not be able to find, develop or acquire additional reserves to replace our current and future production. Accordingly, our future oil and natural gas reserves and production and therefore our future cash flow and income, are dependent upon our success in economically finding or acquiring new reserves and efficiently developing our existing reserves.
          Our reserves in the Gulf Coast have high initial production rates followed by steep declines in production, resulting in a reserve life for wells in this area that is shorter than the industry average. This production volatility has impacted and, in the future, may continue to impact our quarterly and annual production levels.
          We generally must locate and develop or acquire new oil and natural gas reserves to replace those being depleted by production. Without successful drilling and exploration or acquisition activities, our reserves and revenues will decline rapidly. We may not be successful in extending the reserve life of our properties generally and our Gulf Coast properties in particular. Our current strategy includes increasing our reserve base through drilling activities in our Rocky Mountains province and in our other core areas, which have historically had longer-lived reserves. Our existing and future exploration and development projects may not result in significant additional reserves and we may not be able to drill productive wells at economically viable costs.
          Our future cash flows are subject to a number of variables, such as the level of production from existing wells, prices of oil and natural gas and our success in finding and producing new reserves. If our revenues were to decrease as a result of lower oil and natural gas prices, decreased production or otherwise, and our access to capital were limited, we would have a reduced ability to replace our reserves or to maintain production at current levels, potentially resulting in a decrease in production and revenue over time.
Drilling locations that we decide to drill may not yield oil or natural gas in commercially viable quantities or quantities sufficient to meet our targeted rate of return.
          Our drilling locations are in various stages of evaluation, ranging from locations that are ready to be drilled to locations that will require substantial additional evaluation and interpretation. There is no way to conclusively predict in advance of drilling and testing whether any particular drilling location will yield oil or natural gas in sufficient quantities to recover our drilling or completion costs or to be economically viable. Our use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil and natural gas will be present or, if present, whether oil and natural gas will be present in commercial quantities. The analysis that we perform using data from other wells, more fully explored prospects and/or producing fields may not be useful in predicting the characteristics and potential reserves associated with our drilling locations. As a result, we may not find commercially viable quantities of oil and natural gas and, therefore, we may not achieve a targeted rate of return or have a positive return on investment.
The lack of availability or high cost of drilling rigs, equipment, supplies, insurance, personnel and oil field services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget.
          Our industry is cyclical and, from time to time, there is a shortage of drilling rigs, equipment, supplies, insurance or qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. In addition, the demand for, and wage rates of, qualified drilling rig crews rise as the number of active rigs in service increases. If increasing levels of exploration and production result in response to strong prices of oil and natural gas, the demand for oilfield services will likely rise, and the costs of these services will likely increase, while the quality of these services may suffer. If the lack of availability or high cost of drilling rigs, equipment, supplies, insurance or qualified personnel were particularly severe in North Dakota, Montana,

Texas, Southern Louisiana, Oklahoma, or Wyoming, we could be materially and adversely affected because our operations and properties are concentrated in those areas.
The marketability of our oil and natural gas production depends on services and facilities that we typically do not own or control. The failure or inaccessibility of any such services or facilities could affect market based prices or result in a curtailment of production and revenues.
          The marketability of our oil and natural gas production depends in part upon the availability, proximity and capacity of natural gas gathering and transportation systems, pipelines and processing facilities. We generally deliver oil at our leases under short-term contracts. Counterparties to our short-term contracts rely on access to regional transportation systems and pipelines. If transportation systems or pipeline capacity is constrained, we would be required to find alternative transportation modes, which would impact our market based price, or temporarily curtail production. We generally deliver natural gas through gas gathering systems and gas pipelines that we do not own under interruptible or short term transportation agreements. Under the interruptible transportation agreements, the transportation of our natural gas may be interrupted due to capacity constraints on the applicable system, for maintenance or repair of the system, or for other reasons as dictated by the particular agreements. If any of the pipelines or other facilities become unavailable, we would be required to find a suitable alternative to transport and process the natural gas, which could increase our costs and reduce the revenues we might obtain from the sale of the natural gas. For example, in 2008, Hurricanes Gustav and Ike disrupted our Gulf Coast operations forcing us to temporarily curtail production and delayed bringing new wells on-line. Hurricane Ike forced us to curtail approximately 1.0 MMcfe per day of production during the third quarter 2008. Furthermore, both Hurricanes Gustav and Ike delayed our completion operations on our Southern Louisiana wells reducing third quarter production by an estimated 1.8 MMcfe per day.
We are subject to various operating and other casualty risks that could result in liability exposure or the loss of production and revenues.
          Our operations are subject to hazards and risks inherent in drilling for and producing and transporting oil and natural gas, such as:
•	fires;

•	natural disasters;

•	formations with abnormal pressures;

•	blowouts, cratering and explosions; and

•	pipeline ruptures and spills.
          Any of these hazards and risks can result in the loss of hydrocarbons, environmental pollution, personal injury claims and other damage to our properties and the property of others.
We may not have enough insurance to cover all of the risks we face, which could result in significant financial exposure.
          We maintain insurance coverage against some, but not all, potential losses in order to protect against the risks we face. We may elect not to carry insurance if our management believes that the cost of insurance is excessive relative to the risks presented. If an event occurs that is not covered, or not fully covered, by insurance, it could harm our financial condition, results of operations and cash flows. In addition, we cannot fully insure against pollution and environmental risks.
We cannot control activities on properties we do not operate. Failure to fund capital expenditure requirements may result in reduction or forfeiture of our interests in some of our non-operated projects.
          We do not operate some of the properties in which we have an interest and we have limited ability to exercise influence over operations for these properties or their associated costs. As of December 31, 2008, approximately 30% of our oil and natural gas proved reserves were operated by other companies. Our dependence on the operator and other working interest owners for these projects and our limited ability to influence operations and associated costs could materially adversely affect the realization of our targeted return on capital in drilling or acquisition activities and our targeted production growth rate. The success and timing of drilling, development and exploitation activities on properties operated by others depend on a number of factors that are beyond our control, including the operator’s expertise and financial resources, approval of other participants for drilling wells and utilization of technology.
          When we are not the majority owner or operator of a particular oil or natural gas project, we may have no control over the timing or amount of capital expenditures associated with such project. If we are not willing or able to fund our capital expenditures relating to such projects when required by the majority owner or operator, our interests in these projects may be reduced or forfeited.
Our future operating results may fluctuate and significant declines in them would limit our ability to invest in projects.
          Our future operating results may fluctuate significantly depending upon a number of factors, including:
•	industry conditions;

•	prices of oil and natural gas;

•	rates of drilling success;

•	capital availability;

•	rates of production from completed wells; and

•	the timing and amount of capital expenditures.
          This variability could cause our business, financial condition and results of operations to suffer. In addition, any failure or delay in the realization of expected cash flows from operating activities could limit our ability to invest and participate in economically attractive projects.
We face significant competition and many of our competitors have resources in excess of our available resources.
          We operate in the highly competitive areas of oil and natural gas exploration, exploitation, acquisition and production. We face intense competition from a large number of independent, technology-driven companies as well as both major and other independent oil and natural gas companies in a number of areas such as:
•	seeking to acquire desirable producing properties or new leases for future exploration;

•	marketing our oil and natural gas production; and

•	seeking to acquire the equipment and expertise necessary to operate and develop those properties.
          Many of our competitors have financial and other resources substantially in excess of those available to us. This highly competitive environment could harm our business.
We are subject to various governmental regulations and environmental risks that may cause us to incur substantial costs.
          From time to time, in varying degrees, political developments and federal and state laws and regulations affect our operations. In particular, price controls, taxes and other laws relating to the oil and natural gas industry, changes in these laws and changes in administrative regulations have affected and in the future could affect oil and natural gas production, operations and economics. We cannot predict how agencies or courts will interpret existing laws and regulations or the effect of these adoptions and interpretations may have on our business or financial condition.
          Our business is subject to laws and regulations promulgated by federal, state and local authorities, including but not limited to the Federal Energy Regulatory Commission, the Environmental Protection Agency, the Bureau of Land Management, the Texas Railroad Commission, the Texas Commission on Environmental Quality, the Oklahoma Corporation Commission, the Louisiana Department of Natural Resources, the Industrial Commission of North Dakota, the Wyoming Oil and Gas Conservation Commission and the Montana Board of Oil and Gas Conservation relating to the exploration for, and the development, production and marketing of, oil and natural gas, as well as safety matters. Legal requirements are frequently changed and subject to interpretation and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. We may be required to make significant expenditures to comply with governmental laws and regulations.
          Our operations are subject to complex federal, state and local environmental laws and regulations, including Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Oil Pollution Act of 1990, and the Clean Water Act. Environmental laws and regulations change frequently, and the implementation of new, or the modification of existing, laws or regulations could harm us. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to significant liabilities on our part to the government and third parties and may require us to incur substantial costs of remediation.
The market price of our stock is volatile.
          The trading price of our common stock and the price at which we may sell securities in the future are subject to large fluctuations in response to any of the following:
•	limited trading volume in our stock;

•	changes in government regulations;

•	quarterly variations in operating results;

•	our involvement in litigation;

•	general market conditions;

•	the prices of oil and natural gas;

•	announcements by us and our competitors;

•	our liquidity;

•	our ability to raise additional funds; and

•	other events.
Our stock price may decline when our financial results decline or when events occur that are adverse to us or our industry.
          You can expect the market price of our common stock to decline when our financial results decline or otherwise fail to meet the expectations of the financial community or the investing public or at any other time when events actually or potentially adverse to us or the oil and natural gas industry occur. Our common stock price may decline to a price below the price you paid to purchase your shares of common stock.

We are prohibited from paying dividends on our common stock.
          We will retain all future earnings and other cash resources for the future operation and development of our business. Our senior credit facility and the indenture governing our Senior Notes prohibit the payment of dividends. Accordingly, we do not intend to declare or pay any cash dividends on our common stock in the foreseeable future.
Our shares that are eligible for future sale may have an adverse effect on the price of our common stock.
          Sales of substantial amounts of common stock, or a perception that such sales could occur, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.
Certain anti-takeover provisions may adversely affect your rights as a stockholder.
          Our certificate of incorporation authorizes our Board of Directors to issue up to 10 million shares of preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the Board of Directors may determine. In addition, our Series A preferred stock, our senior credit agreement and our indenture governing our Senior Notes contain terms restricting our ability to enter into change of control transactions, including requirements to redeem or repay upon a change in control our outstanding Series A preferred stock, the amounts borrowed under our senior credit agreement and our Senior Notes. Further, we have adopted a stockholder rights plan, commonly known as a “poison pill,” that entitles our stockholders to acquire additional shares of us, or a potential acquirer of us, at a substantial discount to their market value in the event of an attempted takeover. These provisions, alone or in combination with the other matters described in the preceding paragraph, may discourage transactions involving actual or potential changes in our control, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of our common stock. We are also subject to provisions of the Delaware General Corporation Law that may make some business combinations more difficult.
Forward-Looking Statements
     This offering document, our filings with the Securities and Exchange Commission and our public releases include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). All statements, other than statements of historical facts, included herein, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Our results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:
•	general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business, may be less favorable than expected, including the possibility that the current economic recession in the United States will be severe and prolonged, which could adversely affect the demand for oil and natural gas and make it difficult, if not impossible, to access financial markets;

•	our ability to generate sufficient cash flow from operations, borrowings or other sources to enable us to fully develop our undeveloped operated and non-operated acreage positions;

•	our ability to successfully develop our large inventory of undeveloped operated and non-operated acreage primarily held in resource-style areas in the Williston Basin located in North Dakota and Montana;

•	the volatility in commodity prices for oil and natural gas, including continued declines in prices, which would have a negative impact on our operating cash flow and could require us to take additional ceiling test write-downs;

•	the possibility that the industry may be subject to future regulatory or legislative actions (including changes to existing tax rules and regulations and changes in environmental regulation);

•	exploration and development risks;

•	the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs;

•	the ability to replace oil and natural gas reserves;

•	environmental risks;

•	drilling and operating risks;

•	availability of pipeline capacity and other means of transporting crude oil and natural gas production;

•	competition, including competition for acreage in resource-style areas;

•	management’s ability to execute our plans to meet our goals;

•	our ability to retain key members of our senior management and key technical employees;

•	our ability to obtain goods and services, such as drilling rigs and tubulars, to execute our drilling program;

•	continued hostilities in the Middle East and other sustained military campaigns or acts of terrorism or sabotage; and

•	other competitive, governmental, legislative, regulatory, geopolitical and technological factors that may negatively impact our businesses, operations or pricing.
Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our filings with the Securities and Exchange Commission that are incorporated by reference herein and in the section entitled “Risk Factors” included elsewhere in this prospectus supplement. For additional information regarding risks and uncertainties, please read our filings with the Securities and Exchange Commission under the Exchange Act and the Securities Act, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this prospectus supplement and in the documents incorporated by reference. Other than as required under securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

THE EXCHANGE OFFER
Eligible Optionholders and Eligible Options
          If you are an employee of Brigham, Inc. who currently holds Eligible Options and resides and works in the United States, you are an “Eligible Optionholder” who may participate in this Exchange Offer. Eligible Optionholders may exchange those options that are eligible for exchange. The “Eligible Options” include outstanding and unexercised options to purchase Brigham shares, which were granted under the Brigham Plan prior to April 21, 2009.
          Participation in the Exchange Offer is voluntary. If you choose to participate in this Exchange Offer, you may exchange some or all of your Eligible Options. You must remain an employee of Brigham, Inc. throughout the Offering Period in order to receive your New Options and your Eligible Options must still be outstanding on the Expiration Date of the Exchange Offer. For example, if a particular option grant expires, or you exercise your option, during the Offering Period, then that particular option grant is not eligible for exchange.
          We expect that the New Option Grant Date will be August 10, 2009, although this date will change if we extend the Offering Period. If you choose not to participate in this Exchange Offer, or if you are no longer an Eligible Optionholder on the New Option Grant Date, you will keep your Eligible Options and they will remain subject to the terms of the Brigham Plan they were granted under and the related stock option agreement. This Exchange Offer does not change the terms of your employment. Except as provided by applicable law and/or any employment agreement between you and Brigham, Inc., your employment remains “at-will” and can be terminated by you or Brigham, Inc. at any time, with or without cause or notice.
New Options
          The New Options that will be issued in the Exchange Offer will have a lower exercise price than the Eligible Options they replace. New Options will be subject to the terms and conditions of the Brigham Plan and a new stock option agreement between the recipient and Brigham. A copy of the Brigham Plan and the forms of new stock option agreement are attached as exhibits to the Schedule TO.
          If you participate in the Exchange Offer and we exchange your Eligible Options, then you will receive one new option grant under the Brigham Plan for every one Eligible Option that you exchange. Each new option grant will represent the right to acquire a number of Brigham shares equal to the number of Brigham shares subject to all of your tendered Eligible Options issued under the Brigham Plan, and will have an exercise price per share equal to the Expiration Date Fair Market Value.
          For the other terms and conditions of the New Options, including the term and vesting schedule, see “The Exchange Offer—Source and Amount of Consideration; Terms of New Options.”
          NONE OF BRIGHAM, ITS BOARD OF DIRECTORS, NOR BRIGHAM, INC. MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFERING DOCUMENT AND CONSULT YOUR OWN FINANCIAL, LEGAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.
          NOTHING IN THIS OFFERING DOCUMENT SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF BRIGHAM, INC. THE TERMS OF YOUR EMPLOYMENT WITH BRIGHAM, INC. REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN EMPLOYED BY BRIGHAM, INC. UNTIL THE NEW OPTION GRANT DATE OR AFTER THAT DATE.
          IF YOU EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS AND YOU CEASE TO BE AN EMPLOYEE OF BRIGHAM, INC. BEFORE YOUR NEW OPTIONS ARE FULLY VESTED, WITH CERTAIN LIMITED EXCEPTIONS, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTIONS.

Expiration Date; Cancellation Date and New Option Grant Date
Expiration Date
          We expect that the Expiration Date of the Offering Period will be August 10, 2009 at 11:59 p.m., Eastern Daylight Savings Time. We may extend the Expiration Date at our discretion. If we extend the offer, the term “Expiration Date” will refer to the time and date at which the extended offer expires. See “The Exchange Offer—Extension of Exchange Offer; Termination; Amendment” for a description of our rights to extend, terminate and amend the Exchange Offer.
Offering Period
          The Offering Period for this Exchange Offer started on July 13, 2009 and will expire at 11:59 p.m., Eastern Daylight Savings Time, on the Expiration Date.
New Option Grant Date
          The New Options will be granted on the New Option Grant Date. That date will be the same date as the Expiration Date, which we expect will be August 10, 2009.
Cancellation Date
          Eligible Options tendered to Brigham and accepted by us pursuant to this Exchange Offer will be canceled on the same date as the New Option Grant Date. If the Expiration Date is extended, the Cancellation Date and the New Option Grant Date will be similarly extended.
Purpose of The Exchange Offer
          We are making this Exchange Offer in recognition of the key contributions to Brigham, Inc. of the Eligible Optionholders. Stock options have been, and continue to be, an important part of our incentive compensation and retention programs. Stock options are designed to motivate and reward both the past and future efforts of our employees by providing incentives for them to grow long-term stockholder value, and encourage their long-term employment.
          We have issued Brigham stock options under the Brigham Plan to employees of Brigham, Inc. because Brigham, Inc. is a wholly owned subsidiary of Brigham, and the Brigham shares are intended to track the performance of our business. We issued the Eligible Options as a means of promoting the long-term success of Brigham and Brigham, Inc., because we believe that sharing ownership with our employees aligns their interests with our interests and the interests of our stockholders, and encourages those employees to devote the best of their abilities and industry to help achieve long-term value for our company. However, due to the weakened economy and its adverse impact on the oil and gas industries generally and on the Brigham shares in particular, most of the employees of Brigham, Inc. have outstanding Brigham stock options with exercise prices that are higher (in some cases significantly) than the current market price per share of Brigham. These stock options are commonly referred to as being “underwater.” As a result, these stock options have lost their value as either an incentive or retention tool.
          This Exchange Offer is intended to address this situation by providing Eligible Optionholders with an opportunity to exchange Eligible Options for New Options issued under the Brigham Plan. By making this Exchange Offer, we intend to provide Eligible Optionholders with the opportunity to hold Brigham stock options that over time have a greater potential to increase in value, thereby creating better incentives for them to remain at Brigham, Inc., and contribute to achieving the long-term strategic and business objectives of Brigham, Inc. and value for Brigham.
          By realigning the exercise prices of previously granted stock options more closely with the current per share market price of the Brigham shares, we believe that these stock options will again become important tools to help motivate and retain Brigham, Inc. employees and continue to align their interests with ours and those of the Brigham stockholders. While we hope this Exchange Offer will reduce the current disparity between the per share market price of the Brigham shares and the exercise price of the Eligible Options, given the volatile and unpredictable nature of the current economy and stock market, we cannot guarantee that, subsequent to the Expiration Date, the per share market price of the Brigham shares will increase to a price that is greater than the exercise price of the New Options.

Procedure For Tendering Eligible Options
          If you are an Eligible Optionholder, you may tender your Eligible Options at any time before the Expiration Date. If we extend the Exchange Offer beyond that time, you may tender your Eligible Options at any time until the extended Expiration Date.
          If you elect to participate in this Exchange Offer, you may exchange some or all of your Eligible Options.
Proper Tender of Eligible Options
          To validly tender your Eligible Options pursuant to the Exchange Offer, you must remain an Eligible Optionholder through the Expiration Date and your Eligible Options must not be exercised, terminate or expire on or prior to the Expiration Date. If you choose to participate in the Exchange Offer, you must submit your election form by (1) emailing a completed and signed scanned or PDF copy of the election form to dbrigham@bexp3d.com, (2) faxing a completed and signed scanned or PDF copy of the election form to David Brigham at (512) 427-3400 or (3) delivering or sending your completed and signed election form by hand, registered mail or courier to: Brigham Exploration Company, Attn: David Brigham, 6300 Bridge Point Parkway, Building 2, Suite 500, Austin, Texas 78730.
          Regardless of the method you use to submit your election form, it must be received by the designated person specified above at or before 11:59 p.m., Eastern Daylight Savings Time, on the Expiration Date, which is August 10, 2009, unless we extend that date. You do not need to return your stock option agreements relating to your Eligible Options. They will be automatically canceled if we accept your Eligible Options for exchange. To make this election, you will need to agree to all of the terms and conditions of the Exchange Offer as set forth in the offer documents. You are responsible for making sure that if you wish to participate in the Exchange Offer that you follow the appropriate steps. If you choose to not participate in this Exchange Offer, you do not need to do anything, and your Eligible Options will continue to remain subject to their existing terms and conditions.
          Your Eligible Options will not be considered tendered until you have properly completed and acknowledged your participation and we have received your completed election form in accordance with the procedures above. You must properly complete and acknowledge your participation in the Exchange Offer by the Expiration Date. This is a one-time offer, and we will strictly enforce the Offering Period. An election form accompanies this offering document, and we have filed the election form as an exhibit to the Schedule TO. If you miss the Expiration Date deadline, you will not be permitted to participate in this Exchange Offer.
          Your election to participate becomes irrevocable after 11:59 p.m., Eastern Daylight Savings Time, on August 10, 2009, unless the Exchange Offer is extended past that time, in which case your election will become irrevocable after the new Expiration Date. The exception to this rule is that if we have not accepted your properly tendered options by 11:59 p.m., Eastern Daylight Savings Time, on August 10, 2009, you may withdraw your previously tendered Eligible Options at any time thereafter. You may change your mind after you have submitted an election form and withdraw from the Exchange Offer at any time before the Expiration Date, as described in “The Exchange Offer—Withdrawal Rights.” You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the Expiration Date.
          Neither we, nor any other person, are obligated to give notice of receipt of, or any defects or irregularities in, any election form you submit. We, in our sole discretion, will determine all questions as to the form and validity, including time of receipt, of election forms and our determinations of these matters will be final and binding.
          Our receipt of your election form is not by itself an acceptance of your Eligible Options for exchange. For purposes of this Exchange Offer, we will be deemed to have accepted Eligible Options for exchange that are validly tendered and are not properly withdrawn only as of the time when we give oral or written notice to the Eligible Optionholders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, e-mail or other form of communication. Subject to the terms and conditions of this Exchange Offer, we will accept all properly tendered options promptly after the expiration of this Exchange Offer. Options accepted for exchange will be canceled on the Cancellation Date, which we expect will be August 10, 2009.
Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects
          We will, in our sole discretion, determine the number of Eligible Options and all questions as to the form of documents and the validity, form, eligibility, time of receipt, and acceptance of any tender of Eligible Options.

Neither Brigham nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionholder or waived by us and our determination of these matters will be final and binding on all parties. This is a one-time offer. We will strictly enforce the Offering Period, subject only to any extension of the Expiration Date of the Exchange Offer in our sole discretion. Subject to Rule 13e-4 under the Exchange Act of 1934, we reserve the right, in our sole discretion, to waive any of the conditions of this Exchange Offer, or any defect or irregularity in any tender with respect to any particular Eligible Options.
Our Acceptance Constitutes an Agreement
          Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights (as described below) and our acceptance of your tendered Eligible Options in accordance with “The Exchange Offer—Acceptance of Eligible Options for Exchange; Grant of New Options.” Our acceptance for exchange of Eligible Options tendered by you pursuant to this Exchange Offer will constitute a binding agreement between Brigham and you on the terms and subject to the conditions of this Exchange Offer.
          Subject to our rights to extend, amend, withdraw and terminate this Exchange Offer in accordance with “The Exchange Offer—Conditions of The Exchange Offer” and “The Exchange Offer—Extension of Exchange Offer; Termination; Amendment,” we expect to accept and cancel, on the same day as the Expiration Date of the Exchange Offer, all properly tendered Eligible Options that have not been validly withdrawn. By signing and submitting the election form, you will be agreeing to the terms of a new stock option agreement governing the terms of each New Option issued to you in exchange for your Eligible Options pursuant to this Exchange Offer.
Withdrawal Rights
          If you elect to accept this Exchange Offer as to your Eligible Options and later change your mind, you may withdraw all, but not less than all, of your tendered Eligible Options, and reject this Exchange Offer, by following the procedure described in this section.
          You may withdraw all, but not less than all, of your tendered Eligible Options at any time before the Expiration Date. If we extend the Offering Period beyond that original Expiration Date, you may withdraw all, but not less than all, of your tendered Eligible Options at any time until the extended Expiration Date. We intend to accept and cancel properly tendered Eligible Options on the same day as the scheduled Expiration Date.
          In addition, although we intend to accept all validly tendered options promptly after the expiration of this Exchange Offer, if we have not accepted your options by 11:59 p.m., Eastern Daylight Savings Time, on August 10, 2009, you may withdraw all, but not less than all, of your tendered Eligible Options at any time thereafter.
          To validly withdraw tendered Eligible Options, you must submit your withdrawal form while you still have the right to withdraw the tendered Eligible Options by (1) emailing a completed and signed scanned or PDF copy of the withdrawal form to dbrigham@bexp3d.com, (2) faxing a completed and signed scanned or PDF copy of the withdrawal form to David Brigham at (512) 427-3400, or (3) delivering or sending your completed and signed withdrawal form by hand, registered mail or courier to: Brigham Exploration Company, Attn: David Brigham, 6300 Bridge Point Parkway, Building 2, Suite 500, Austin, Texas 78730
          Regardless of the method you use to submit your withdrawal form, it must be received by the designated person specified above before 11:59 p.m., Eastern Daylight Savings Time, on the Expiration Date, which is August 10, 2009, unless we extend that date. Eligible Options previously tendered will not be considered withdrawn until we receive your withdrawal form. If you miss the deadline for withdrawal, your previously tendered Eligible Options will be canceled and exchanged pursuant to this Exchange Offer. You are responsible for making sure that the withdrawal form is properly completed and signed.
          A withdrawal form accompanies this offering document, and we have filed the form of the withdrawal form as an exhibit to the Schedule TO.
          You may not rescind any withdrawal, and your withdrawn Eligible Options will thereafter be deemed not properly tendered for purposes of this Exchange Offer, unless you properly re-tender those Eligible Options before the Expiration Date by following the procedures described in “The Exchange Offer—Procedure For Tendering Eligible Options” above.

          Neither we, nor any other person, are obligated to give notice of receipt of, or any defects or irregularities in, any withdrawal form. We, in our sole discretion, will determine all questions as to the form and validity, including time of receipt, of withdrawal forms and our determinations of these matters will be final and binding.
Acceptance of Eligible Options For Exchange; Grant of New Options
          Subject to, and conditioned upon the terms and conditions of this Exchange Offer, we will accept for exchange all Eligible Options properly tendered and not validly withdrawn on or before the Expiration Date. Once we have accepted Eligible Options tendered by you, your Eligible Options will be canceled and you will no longer have any rights under your Eligible Options. Subject to the terms and conditions of this Exchange Offer, properly tendered and not validly withdrawn Eligible Options will be canceled on same day as the Expiration Date. If this Exchange Offer is extended, then the Cancellation Date will also be extended.
          Subject to our rights to terminate the offer, discussed in “The Exchange Offer—Extension of Exchange Offer; Termination; Amendment”, we will accept promptly after the Expiration Date all properly tendered Eligible Options that are not validly withdrawn. We will give oral or written notice to the Eligible Optionholders generally of our acceptance for exchange of the Eligible Options. This notice may be made by press release, e-mail or other method of communication.
          We will grant the New Options on the New Option Grant Date, which we expect to be August 10, 2009. All New Options will be granted under the Brigham Plan, and will be subject to a stock option agreement between you and Brigham. Promptly after the Expiration Date, we will send you the stock option agreement for your new options and information for how you accept the terms of the stock option agreement. You may not exercise any of the New Options until you have signed and accepted the new stock option agreement and such New Options have vested in accordance with their terms.
          If you have tendered your Eligible Options under this Exchange Offer and your employment with Brigham, Inc. terminates for any reason before the Expiration Date, you will no longer be eligible to participate in the Exchange Offer and your previously tendered Eligible Options will be withdrawn and not accepted for exchange. In that case, generally you may exercise your existing stock options for a limited time after your resignation or termination date to the extent they are vested and in accordance with their terms.
Conditions of The Exchange Offer
          Notwithstanding any other provision of this offering document, we will not be required to accept any Eligible Options tendered for exchange, and we may withdraw or terminate this Exchange Offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if, at any time on or after the date hereof and before the Expiration Date, as the same may be extended, any of the following events shall have occurred (or have been reasonably determined by us to have occurred):
          (a) There shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Exchange Offer or the acquisition of some or all of the eligible options tendered for purchase pursuant to this Exchange Offer, including any determination by the NASDAQ Stock Market that this Exchange Offer would require stockholder approval under its rules and regulations;
          (b) Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to this Exchange Offer, any of which might restrain, prohibit or delay completion of this Exchange Offer or impair the contemplated benefits of this Exchange Offer;
          (c) there shall have occurred:
          (1) the declaration of any banking moratorium or suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory);

          (2) any general suspension of trading in, or a limitation on prices for, securities on any national securities exchange or market in the United States for more than three hours;
          (3) the commencement of a war, act of terrorism, armed hostilities, or any other national or international crisis directly or indirectly involving the United States or any other country in which any of our subsidiaries does business;
          (4) any limitation (whether or not mandatory) by any governmental, regulatory, or administrative agency or authority on the extension of credit by banks or other lending institutions in the United States or any other country in which any of our subsidiaries do business;
          (5) any change in the general political, market, economic, or financial conditions in the United States or any other country in which any of our subsidiaries do business that could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), income, operations, or prospects of our company and our subsidiaries;
          (6) any suspension of, or limitation on, the markets for U.S. dollars or other currency in which any material bank loan of Brigham or any of its subsidiaries is denominated, or any material change in the exchange rates of such currencies that could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), income, operations, or prospects of our company and our subsidiaries;
          (7) in the case of any of the above conditions existing at the time of commencement of this Exchange Offer, and that condition, in our reasonable judgment, deteriorates materially after commencement of this Exchange Offer; or
          (8) any decrease (i) in the market price of the Brigham shares on the Nasdaq Global Select Market or (ii) in the Nasdaq Composite Index, the New York Stock Exchange Index, the Dow Jones Industrial Average, or the S&P 500 Composite Index, in each case by an amount in excess of 10% during any period between July 13, 2009 and the Expiration Date;
          (d) any change or changes shall have occurred or been threatened or anticipated in the business, condition (financial or otherwise), assets, liabilities, income, operations, share ownership, or prospects of our company or any of our subsidiaries, that could reasonably be expected to have a material adverse effect on us and our subsidiaries, taken as a whole;
          (e) a tender or exchange offer for any or all of the shares of our common stock (other than this Exchange Offer), or any merger, business combination, or other similar transaction with or involving our company, shall have been publicly proposed, announced or made by any person;
          (f) any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (other than entities, groups or persons who have filed with the Commission before July 13, 2009 a Schedule 13G or a Schedule 13D with respect to any of the shares of our common stock) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares of our common stock;
          (g) any entity, group, or person who has filed with the SEC on or before the date of this offering document a Schedule 13G or a Schedule 13D with respect to any shares of our common stock shall have acquired, or proposed to acquire, beneficial ownership of additional shares constituting more than 2% of the outstanding shares of our common stock or shall have been granted any option or right to acquire beneficial ownership of more than 2% of the outstanding shares of our common stock;
          (h) any entity, person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire shares of our common stock;
          (i) any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Exchange Offer, other than as contemplated as of the commencement date of this Exchange Offer;

          (j) any rules or regulations by any governmental authority, the Financial Industry Regulatory Authority, the Nasdaq Stock Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to us or the Exchange Offer; or
          (k) any approval, permit, authorization, favorable review or consent of any United States or foreign governmental, regulatory, or administrative agency or authority or any third party consents required to be obtained in connection with this Exchange Offer shall not have been obtained on terms satisfactory to us, in our sole judgment, acting reasonably.
          If any of the above events occur, we may:
•	terminate this Exchange Offer and promptly return all tendered Eligible Options to tendering holders;

•	complete and/or extend this Exchange Offer and, subject to your withdrawal rights, retain all tendered Eligible Options until the extended offer expires;

•	amend the terms of the Exchange Offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this Exchange Offer is open, complete the Exchange Offer.
          The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part at any time prior to the Expiration Date, in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right, which may be asserted by us at any time, in our sole discretion, prior to the Expiration Date. The foregoing conditions are for our sole benefit and may be waived by us, in whole or in part at any time prior to the Expiration Date, in our sole discretion. If any of the foregoing conditions is not satisfied and we determine to withdraw or terminate this Exchange Offer, we will promptly so notify you by press release, e-mail or another form of written communication.
          We reserve the right at any time, in our sole discretion, to amend the terms and conditions of this Exchange Offer, subject to compliance with applicable federal securities laws. See “The Exchange Offer—Extension of Exchange Offer; Termination; Amendment” for more details on our ability to extend, terminate or amend this Exchange Offer.

Price Range of Shares of Brigham
          The Eligible Options give Eligible Optionholders the right to acquire Brigham shares. None of the Eligible Options are traded on any trading market. Brigham shares are listed and traded on The Nasdaq Global Select Market under the symbol “BEXP”.
          The following table sets forth on a per share basis the high and low sales prices of the Brigham shares on The Nasdaq Global Select Market during the periods indicated.

	High	Low
Fiscal Year Ending December 31, 2009
Second Quarter (through July 10, 2009)	$4.30	$1.60
First Quarter	$4.25	$1.04
Fiscal Year Ended December 31, 2008
First Quarter	$8.16	$4.86
Second Quarter	$18.29	$5.76
Third Quarter	$17.62	$10.00
Fourth Quarter	$10.91	$2.30
Fiscal Year Ended December 31, 2007
First Quarter	$7.44	$5.30
Second Quarter	$6.85	$5.61
Third Quarter	$6.12	$4.17
Fourth Quarter	$8.08	$2.30
          The closing market price of our common stock on July 10, 2009 was $2.67 per share. We recommend that you obtain current market quotations for the Brigham shares.
Source and Amount of Consideration; Terms of New Options
Consideration
          We will issue New Options in exchange for Eligible Options properly tendered and not withdrawn by you and accepted by us for exchange. New Options are awards under which you may purchase Brigham shares at the specified exercise price, provided the vesting criteria are satisfied. Subject to the terms and conditions of this Exchange Offer, upon our acceptance of your properly tendered options, you will be entitled to receive New Options as described in the section of this offering document entitled “The Exchange Offer—New Options” above and under “—Terms of New Options” below.
          If we receive and accept tenders from Eligible Optionholders of all Eligible Options (a total of options to purchase 2,724,651 Brigham shares, then, subject to the terms and conditions of this Exchange Offer, we will grant new options to purchase a total of approximately 2,724,651 Brigham shares, or 100% of the total number of Eligible Options outstanding as of July 9, 2009.
Terms of New Options
          Each New Option will be granted under the Brigham Plan and will be subject to the terms and conditions of the Brigham Plan and the new stock option agreement between you and Brigham covering the New Option. The form of the new stock option agreement under the Brigham Plan is attached as an exhibit to the Schedule TO.
          Except for the vesting schedule, term and exercise price, the terms and conditions of the New Options will be identical to the terms and conditions of the Eligible Options that you tender for exchange.
          The following description summarizes the material terms of the Brigham Plan. Our statements in this offering document concerning the Brigham Plan and the New Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the Brigham Plan and the forms of stock option agreement under the Brigham Plan, each of which has been filed as an exhibit to the Schedule TO. If you would like a copy of the Brigham Plan or the forms of stock option agreement, please send an

e-mail to dbrigham@bexp3d.com to receive a copy of the Brigham Plan and the forms of stock option agreement thereunder. Copies of these documents will be furnished to you at our expense.
Summary of the Brigham Plan
          The Brigham Plan provides for the grant of a variety of incentive awards, including stock options, restricted shares, stock appreciation rights and performance awards. The number of shares of our common stock subject to options outstanding as of July 9, 2009 under the Brigham Plan was 3,674,651. The maximum number of shares of our common stock with respect to which awards could be granted under the Brigham Plan is the lesser of (a) 6,962,648 or (b) 15% of the total number of Brigham shares outstanding from time to time. The Brigham Plan is administered by the Compensation Committee of our board of directors. Generally, the Compensation Committee has the power to determine the terms, conditions and restrictions of awards granted under the Brigham Plan.
Exercise Price
          The exercise price of a stock option granted under the Brigham Plan will be equal to or greater than the fair market value (as defined in the Brigham Plan) of our common stock subject thereto on the date of grant. The date of grant for the New Options granted under this Exchange Offer will be the New Option Grant Date, which is expected to be August 10, 2009. If the Expiration Date is extended, the New Option Grant Date will be similarly extended.
Vesting
          The Compensation Committee generally determines the vesting schedule applicable to a stock option granted under the Brigham Plan in accordance with the terms of the Brigham Plan. The New Options granted under this Exchange Offer will be subject to a new vesting schedule, even if the Eligible Options exchanged therefor were fully or partially vested, as follows:
•	none of the New Options will be vested on the New Option Grant Date.

•	the New Options will vest annually in equal amounts over five years.
          If your employment with Brigham, Inc. terminates (for any reason or no reason) before all or some of your New Options vest, your unvested New Options will expire and may not be exercised, except in certain limited circumstances.
Adjustments upon certain events
          The number and kind of shares subject to the New Options and the exercise price with respect to New Options will be subject to appropriate adjustment in the discretion of the Compensation Committee, as the Compensation Committee deems equitable, in the event any of the following occur after the New Option Grant Date:
•	we subdivide the outstanding shares of Brigham into a greater number of shares of such series of common stock,

•	we combine the outstanding shares of Brigham into a smaller number of shares of such series of common stock or

•	there is a stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, split-up, spin off, combination, exchange of shares, warrants or rights offering to purchase any series of our common stock that affects the Brigham shares, or any other similar corporate event.
Transferability of stock options
          Stock options generally may not be transferred, other than by will or the laws of descent or distribution. In the event of your death, your vested options will remain exercisable for twelve (12) months and may be exercised by your designated beneficiary or, if no beneficiary has been designated, the personal representative of your estate.

Registration and sale of shares underlying stock options
          All of our shares of common stock issuable upon the exercise of stock options have been or will be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Brigham for purposes of the Securities Act, subsequent to your New Options vesting, you will be able to sell the Brigham shares purchased pursuant to the exercise of your New Options free of any transfer restrictions under applicable U.S. securities laws, subject to the continued effectiveness of the Form S-8 registration statements.
U.S. federal income tax consequences
          You should refer to the section entitled “The Exchange Offer—Material United States Tax Consequences” of this offering document for a discussion of the U.S. federal income tax consequences of the New Options and Eligible Options, as well as the consequences of accepting or rejecting this Exchange Offer. If you are a taxpayer of the United States, but are also subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.
Information Concerning Us; Financial Information
Information Concerning Us
          We are an independent exploration, development and production company that utilizes advanced exploration, drilling and completion technologies to systematically explore for, develop and produce domestic onshore oil and natural gas reserves. We focus our activities in provinces where we believe these technologies, including 3-D seismic imaging, horizontal drilling and multi-stage fracture stimulations, can be used to effectively maximize our return on invested capital.
          Historically, our exploration and development activities have been focused in the Onshore Gulf Coast, the Anadarko Basin and West Texas. Beginning in late 2005, we began to acquire acreage within the Williston Basin in North Dakota and Montana. In late 2007, the majority of our drilling capital expenditures shifted from our historically active areas in the Onshore Gulf Coast, the Anadarko Basin and West Texas to the Williston Basin, where we are currently targeting the Bakken, Three Forks and Red River objectives.
          Our business strategy is to create value for our stockholders by growing reserves, production volumes and cash flow through exploration and development drilling in areas where we can use technology to generate high rates of return on our invested capital. Key elements of our business strategy include:
•	Focus on Core Provinces and Trends;

•	Internally Generate Inventory of High Quality Exploratory Prospects;

•	Leverage Our Operational Expertise;

•	Evaluate and Selectively Pursue New Potential Plays;

•	Capitalize on Exploration Successes Through Development of Our Field Discoveries;

•	Continue to Actively Drill Our Multi-Year Prospect Inventory; and

•	Enhance Returns Through Operational Control.
Financial Information
          The financial information included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 is incorporated herein by reference. Please see “The Exchange Offer—Additional Information” below for instructions on how you can obtain copies of our SEC filings, including our Annual Report. A summary of certain financial information in these reports is attached as Schedule A to this offering document and should be read in conjunction with our consolidated financial statements and the notes thereto, and Management’s Discussion and Analysis of Financial Condition and

Results of Operations, each of which is included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.
Additional Information
          Where you can find more information about us. We have filed with the SEC a Tender Offer Statement on Schedule TO, which includes additional information about this Exchange Offer. This offering document does not contain all the information included in the Schedule TO. We are subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, file periodic reports and other information with the SEC. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov.
          Incorporation by reference. The rules of the SEC allow us to “incorporate by reference” information into this offering document, which means that we can disclose important information about us to you by referring you to other documents that we file with the SEC. The information incorporated by reference is an important part of this offering document, and is deemed to be part hereof except to the extent any such information is modified or superseded by information in this offering document or in any other document expressly incorporated herein (whether specified below or in any amendment to the Schedule TO) that has a later date. We incorporate by reference the following documents, previously filed with the SEC by us:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 13, 2009; and

•	and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 8, 2009.
          You can obtain our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q from the SEC’s website at the internet address provided above. You may also obtain our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q from us without charge, excluding exhibits, by requesting a copy in writing at 6300 Bridge Point Parkway, Building 2, Suite 500, Austin, Texas 78730, attention: Investor Relations, or by calling Investor Relations at (512) 427-3300. Please be sure to include your complete name and address in your request.
Plans or Proposals
          Neither we nor, to our knowledge, any of our directors, executive officers or affiliates have any current plans or proposals which relate to or would result in:
•	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving our company or any of our subsidiaries that would be material to us and our subsidiaries, taken as a whole;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries that would be material to us and our subsidiaries, taken as a whole;

•	any material change in our present dividend rate or policy, or indebtedness or capitalization;

•	any change in our present board of directors or senior management;

•	any other material change in our corporate structure or business;

•	our equity securities being delisted from the Nasdaq Global Select Market or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

•	our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities, or the disposition of our securities; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of our company.
          While we have no definitive plans or proposals regarding any of the foregoing as of the date of this offering document, our management continually assesses and reassesses possible acquisitions, divestitures, restructurings, and other extraordinary corporate transactions and possible changes to our capitalization and other matters. We may pursue any such matter at any time after the date of this offering document, subject to our obligation to update this offering document to reflect material changes in the information contained herein.
Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Options
          The following table sets forth certain information as of July 9, 2009, about the outstanding Brigham options granted under the Brigham Plan, beneficially owned by each of our directors and executive officers. As of July 9, 2009, our executive officers and directors (10 persons) as a group held options unexercised and outstanding under such plan to purchase a total of 2,352,751 Brigham shares, which represented approximately 64% of the total number of Brigham shares subject to all options outstanding under such plans as of that date.
          The percentages in the table below are based on the total number of outstanding options (i.e., whether eligible for exchange) to purchase Brigham shares, as of July 9, 2009, under the Brigham Plan, which was 3,674,651 options. Our non-employee directors are not eligible to participate in this Exchange Offer.

			Percentage of Total
		Aggregate Number of	Outstanding Brigham
		Brigham Options Under	Options Under
Name	Position	Incentive Plans	Incentive Plans
Ben M. Brigham	Chairman of the Board, Chief Executive Officer, and President	480,000	13%
Eugene B. Shepherd, Jr.	Executive Vice President and Chief Financial Officer	630,000	17%
David T. Brigham	Executive Vice President -- Land & Administration and Director	455,000	12%
Jeffrey E. Larson	Executive Vice President-Exploration	362,751	10%
A. Lance Langford	Executive Vice President-Operations	425,000	12%
Harold D. Carter(1)	Director	0	0%
Stephen C. Hurley(1)	Director	0	0%
Stephen P. Reynolds(1)	Director	0	0%
Hobart A. Smith(1)	Director	0	0%
Scott W. Tinker(1)	Director	0	0%

(1) Non-employee directors are issued stock options pursuant to the 1997 Director Stock Option Plan.
          On April 22, 2009, David T. Brigham, Jeffrey E. Larson and A. Lance Langford each received a grant of 4,038 shares of restricted stock, Eugene B. Shepherd, Jr. received a grant of 4,750 shares of restricted stock, and Ben M. Brigham received a grant of 7,125 shares of restricted stock.
          On May 28, 2009, each of our named executive officers received a grant of stock options to purchase 100,000 shares of our common stock at an exercise price of $2.20 per share and on June 19, 2009, each of our non-employee directors received a grant of non-plan stock options to purchase 40,000 shares of our common stock at an exercise price of $2.21 per share.
          Other than the transactions described above, none of our executive officers or directors, nor any affiliate of ours, were awarded or exercised, or engaged in any transactions involving, options to purchase Brigham shares issued under any of our incentive plans, including the Brigham Plan, during the past sixty (60) days before and including the commencement of this Exchange Offer.
Status of Eligible Options Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer
          Eligible Options that we accept for exchange pursuant to this Exchange Offer will be canceled on the Cancellation Date and the Brigham shares underlying such grants will be available for regrant under the Brigham Plan, including grants for New Options to be issued in exchange for such Eligible Options.

          We account for stock-based compensation pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“Statement 123R ”). Statement 123R generally requires companies to measure the cost of employee services received in exchange for an award of equity instruments (such as stock options and restricted stock) based on the grant-date fair value of the award, and to recognize that cost over the period during which the employee is required to provide service (usually the vesting period of the award). Under Statement 123R, we will recognize the incremental compensation cost of the New Options granted in the Exchange Offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of each award of New Options granted to Eligible Optionholders in exchange for exchanged Eligible Options, measured as of the date the New Options are granted, over the fair value of the exchanged Eligible Options, measured immediately prior to the exchange. This incremental compensation cost will be recognized ratably over the vesting period of the New Options. In the event that any of the New Options are forfeited prior to their vesting due to termination of service, the compensation cost for the forfeited options will not be recognized.
          The amount of this compensation cost will depend on a number of factors, including:
•	the exercise price per share of the New Options issued in the Exchange Offer;

•	the level of participation by Eligible Optionholders in the Exchange Offer; and

•	the exercise price per share of Eligible Options canceled in the Exchange Offer.
          Since these factors cannot be predicted with any certainty at this time and will not be known until the Expiration Date, we cannot predict the exact amount of the compensation cost that will result from the Exchange Offer.
Legal Matters; Regulatory Approvals
          We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or anti-trust laws applicable to this Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and issuance of New Options as contemplated by this Exchange Offer or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of New Options as contemplated herein. We cannot assure you that any such approval or other action, if needed, would be obtained. Our obligation under this Exchange Offer to accept tendered Eligible Options for exchange and to issue New Options for your Eligible Options would be subject to obtaining any such governmental approval.
Material United States Tax Consequences
          CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THE INFORMATION IN THIS DISCUSSION IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU, AND WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTION(S) OR MATTER(S) ADDRESSED BY THIS DISCUSSION. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
          The following is a discussion of the material United States federal income tax consequences of the exchange of Eligible Options and the grant of New Options pursuant to the Exchange Offer. This discussion is based on the U.S. Internal Revenue Code (referred to in this offering document as the “Code”), its legislative history, U.S. Treasury Department regulations, and administrative and judicial interpretations as of the date of this offering document, all of which may change, possibly on a retroactive basis. This discussion does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all Eligible Optionholders.
Stock Option Taxation
          The exchange of the Eligible Options for the New Options will not be a taxable event. To the extent your tendered Eligible Options are nonqualified stock options, they will be replaced with New Options that are nonqualified stock options. To the extent your tendered Eligible Options are incentive stock options within the meaning of Section 422 of the Internal Revenue Code, they will be replaced with New Options that are incentive stock options; provided that New Options issued in excess of the limitations applicable to incentive stock options under the Internal Revenue Code and the Brigham Plan will be nonqualified stock options.
          Neither the grant nor exercise of New Options, which are incentive stock options, will result in taxable income to the Eligible Optionholder. If the Eligible Optionholder holds the shares for at least one year after the transfer of the shares to the Eligible Optionholder and two years after the grant of the New Option, the Eligible Optionholder will recognize capital gain or loss upon sale of the shares received upon exercise equal to the difference between the amount realized on the sale and the basis of the stock. Generally, if the shares are not held for that period, the Eligible Optionholder will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares, or, if less, the gain on disposition. The Eligible Optionholder’s additional gain or any loss realized upon disposition will be a capital gain or loss. The excess of the fair market value of shares received upon the exercise of an incentive stock option over the option price for the shares is an item of adjustment for the Eligible Optionholder for purposes of the alternative minimum tax.
          The grant of New Options, which are nonqualified stock options, will not result in taxable income to the Eligible Optionholder. The Eligible Optionholder will generally realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares. Gains or losses realized by the Eligible Optionholder upon disposition of the shares will be treated as capital gains and losses, with the basis in the shares being equal to the fair market value of the shares at the time of exercise.
          Generally, we or the applicable Eligible Subsidiary will be entitled to a federal income tax deduction in the same amount and at the same time as the Eligible Optionholder recognizes ordinary income, subject to any deduction limitation under Section 162(m) of the Code as discussed below.
Section 162(m)
          Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the three other most highly compensated executive officers (other than our principal financial officer) who are employed by the corporation on the last day of the taxable year, but does allow a deduction for “performance-based compensation.” The Brigham Plan provides that no employee will be granted in any calendar year stock options to purchase more than 500,000 Brigham shares. As required by Section 162(m) of the Code, both the new Options and any Eligible Options granted during 2009 will be counted toward this 500,000 share limitation. We expect that most of our New Options when granted will qualify as performance-based compensation and should be deductible under Section 162(m).
Section 280G
          Under certain circumstances, the accelerated vesting or exercise of stock options in connection with a change of control might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the grantee may be subject to a 20% excise tax and we may be denied a federal income tax deduction.
Tax Advice
          The preceding discussion is based on U.S. tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. income tax aspects of the New Options or Eligible Options. An Eligible Optionholder may also be subject to state and local taxes in connection with the exercise of New Options or Eligible Options. We suggest that participants consult with their individual tax advisors to determine the applicability of the tax rules to their personal circumstances.
Tax Withholding
          We or Brigham, Inc. will have the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy local, state, and federal taxes (including employment taxes) required by law to be withheld with respect to any exercise, of a New Option and/or an Eligible Option.

          WE ADVISE ALL ELIGIBLE OPTIONHOLDERS WHO ARE CONSIDERING EXCHANGING THEIR ELIGIBLE OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS ABOUT THE LOCAL, STATE, FEDERAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.
          IN ADDITION, IF YOU ARE A RESIDENT OF, OR OTHERWISE SUBJECT TO TAX IN A COUNTRY OTHER THAN THE U.S., YOU SHOULD BE AWARE THAT THERE MIGHT BE TAX AND SOCIAL INSURANCE CONSEQUENCES THAT MAY APPLY TO YOU. WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR ADVISORS TO DISCUSS THE CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.
Extension of Exchange Offer; Termination; Amendment
          We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in “The Exchange Offer—Conditions of The Exchange Offer” has occurred or is determined by us to have occurred, to extend the period of time during which the Exchange Offer is open and delay the acceptance for exchange of any Eligible Options. If we elect to extend the period of time during which this Exchange Offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the Expiration Date, we will also extend your right to withdraw tenders of Eligible Options until such extended Expiration Date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 9:00 a.m., Eastern Daylight Savings Time, on the next business day after the previously scheduled Expiration Date.
          We also reserve the right, in our discretion, regardless of whether or not any event listed in “The Exchange Offer—Conditions of The Exchange Offer” has occurred or is determined by us to have occurred, before the Expiration Date to terminate or amend the Exchange Offer and to postpone our acceptance and cancellation of any Eligible Options elected to be exchanged, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination or postponement. Our reservation of the right to delay our acceptance and cancellation of Eligible Options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the Eligible Options promptly after termination or withdrawal of this Exchange Offer. If we extend the Exchange Offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the Exchange Offer expires after such originally scheduled Expiration Date but before the extended Expiration Date under the extended offer, that option would not be eligible for exchange.
          Subject to compliance with applicable law, we further reserve the right, before the Expiration Date, in our discretion, and regardless of whether any event listed in “The Exchange Offer—Conditions of The Exchange Offer” has occurred or is deemed by us to have occurred, to amend the Exchange Offer in any respect, including by changing the terms of the new Options or the criteria for which options constitute Eligible Options.
          The minimum period during which the Exchange Offer will remain open following changes in the terms of the Exchange Offer or in the information concerning the Exchange Offer will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the terms of the New Options being offered by us for the Eligible Options in this Exchange Offer, the Exchange Offer will remain open for at least ten (10) business days from the date of notice of such modification. If any term of the Exchange Offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of Eligible Options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of Eligible Options of such amendment, and we will extend the Exchange Offer’s period so that at least five (5) business days, or such longer period as may be required by the tender offer rules, remain after such change.
          For purposes of this Exchange Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Savings Time.
Fees and Expenses
          We will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of Eligible Options pursuant to this Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this Exchange Offer, including, any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this Exchange Offer.

Miscellaneous
          We are not aware of any jurisdiction where the making of this Exchange Offer violates applicable law. If we become aware of any jurisdiction where the making of this Exchange Offer violates applicable law, we will make a commercially reasonable good faith effort to comply with such law. If, after such commercially reasonable good faith effort, we cannot comply with such law, this Exchange Offer will not be made to, nor will tenders be accepted from or on behalf of, Eligible Optionholders residing in such jurisdiction.
          We cannot guarantee that, subsequent to the Expiration Date, the per share market price of the Brigham shares will increase to a price that is greater than the exercise price of the New Options. We encourage you to review the section of this offering document entitled “Risk Factors” before you decide whether to participate in this Exchange Offer.
          WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFERING DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFERING DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.
Brigham Exploration Company
July 13, 2009

SCHEDULE A
SELECTED SUMMARIZED FINANCIAL INFORMATION
(Derived from the historical consolidated financial statements of Brigham)
          The following tables present selected historical information relating to our financial condition and results of operations for the past five years. The following data should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in “Item 8. Financial Statements and Supplementary Data” of our Form 10-K for fiscal year ended December 31, 2008 and “Item 1. Financial Statements” and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Form 10-Q for the quarterly period ended March 31, 2009. The selected consolidated financial data in this section is not intended to replace our consolidated financial statements.

	March 31,	March 31,	Year Ended December 31,
	2008	2009	2008	2007	2006	2005	2004
			(In thousands, except per share information)
Statement of Operations Data:
Revenues:
Oil and natural gas sales	$30,510	$13,809	$125,108	$120,557	$102,835	$96,820	$71,713
Gain (loss)on derivatives, net	(5,456)	4,643	2,548	(1,664)	3,335	—	—
Other revenue	17	34	132	88	127	220	515

Total revenues	25,071	18,486	127,788	118,981	106,297	97,040	72,228

Costs and expenses:
Lease operating	2,986	3,799	12,363	10,704	10,701	7,161	6,173
Production taxes	1,283	814	5,374	2,541	4,021	3,353	3,107
General and administrative	2,593	2,122	9,557	9,276	7,887	5,533	5,392
Depletion of oil and natural gas properties	12,443	9,833	53,498	59,079	46,386	33,268	23,844
Impairment of oil and natural gas properties	—	114,781	237,180	6,505	—	—	—
Depreciation and amortization	147	149	629	613	537	762	722
Accretion of discount on asset retirement obligations	91	101	361	379	317	180	159

Total costs and expenses	19,543	133,638	318,962	89,097	69,849	50,257	39,397

Operating income (loss)	5,528	(115,152)	(191,174)	29,884	36,448	46,783	32,831

Other income (expense):
Interest income	75	93	191	654	1,207	245	84
Interest expense, net	(3,419)	(4,127)	(14,495)	(14,622)	(9,688)	(3,980)	(3,144)
Gain loss on derivatives, net	—	—	—	—	3,213	(814)	625
Other income (expense)	307	115	530	1,022	1,352	238	117

Total other income (expense )	(3,037)	(3,919)	(13,774)	(12,946)	(3,916)	(4,311)	(2,318)

	March 31,	March 31,	Year Ended December 31,
	2008	2009	2008	2007	2006	2005	2004
			(In thousands, except per share information)
Income (loss)before income taxes and cumulative effect of change in accounting principle	$2,491	$(119,071)	$(204,948)	$16,938	$32,532	$42,472	$30,513
Income tax benefit (expense):
Current	—	—	—	—	—	—	—
Deferred	(964)	—	42,701	(6,728)	(12,744)	(15,037)	(10,863)

			42,701	(6,728)	(12,744)	(15,037)	(10,863)
Net income (loss)available to common stockholders	$1,527	$(119,071)	$(162,247)	$10,210	$19,788	$27,435	$19,650

Net income (loss)per share available to common shareholders:
Basic	$0.03	$(2.60)	$(3.57)	$0.23	$0.44	$0.65	$0.49
Diluted	0.03	(2.60)	(3.57)	0.22	0.43	0.63	0.47
Weighted average shares outstanding:
Basic	45,261	45,726	45,441	45,110	45,017	42,481	40,445
Diluted	45,770	45,726	45,441	45,531	45,597	43,728	41,616

	March 31,	March 31,	December 31,
	2008	2009	2008	2007	2006	2005	2004
			(In thousands)
Statement of Cash Flows Data:
Net cash provided (used) by:
Operating activities	$28,335	$13,435	$69,630	$90,449	$88,687	$64,379	$56,381
Investing activities	(45,034)	(26,389)	(179,866)	(99,093)	(171,747)	(113,220)	(84,645)
Financing activities	9,002	(58)	136,416	18,207	83,385	50,535	24,766
Balance Sheet Data:
Cash and cash equivalents	$6,166	$27,031	$40,598	$13,863	$4,300	$3,975	$2,281
Oil and natural gas properties, using the full cost method of accounting, net	543,267	299,606	404,839	510,207	485,525	347,329	261,979
Total assets	578,939	365,031	489,056	548,428	522,587	380,427	286,307
Long-term debt			303,730	168,492	149,334	63,100	41,000
Series A preferred stock, mandatorily redeemable	10,101	10,101	10,101	10,101	10,101	10,101	9,520
Total stockholders’ equity	281,215	2,813	121,269	279,027	266,015	241,640	183,276
Book Value.
          At December 31, 2008 and March 31, 2009, Brigham had a book value per share of $2.67 and $0.06, respectively.
Ratio of Earnings to Fixed Charges.
          Brigham’s ratio of earnings to fixed charges for the years ended December 31, 2008 and December 31, 2007 and the quarter ended March 31, 2009 were NM, 1.8 and NM, respectively.

A-2